                                                                     EXHIBIT 2.4










                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                     CH MEDICAL, INC., d/b/a CARDIO SYSTEMS
                          AFFILIATES OF CARDIO SYSTEMS
                            CH ADMINISTRATION, INC.
                              CH PRODUCTION, INC.
                              CH INDUSTRIES, INC.
                                CHARLES E. HASTY
                                      and
                         CARDIO ACQUISITION CORPORATION

                               TABLE OF CONTENTS


Purchase and Sale of Assets.  . . . . . . . . . . . . . . . . . . . . . . . .  1
       Assets to be Purchased by Buyer.   . . . . . . . . . . . . . . . . . .  1
       Excluded Assets.   . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       Assumed Liabilities.   . . . . . . . . . . . . . . . . . . . . . . . .  4
       Excluded Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . .  6
       Proration of Certain Expenses.   . . . . . . . . . . . . . . . . . . .  7
       Lease of Facilities.   . . . . . . . . . . . . . . . . . . . . . . . .  7
       Hasty Intellectual Properties  . . . . . . . . . . . . . . . . . . . .  8
       Hasty Non-Competition Agreement.   . . . . . . . . . . . . . . . . . .  8

Consideration and Allocation. . . . . . . . . . . . . . . . . . . . . . . . .  8
       Aggregate Consideration.   . . . . . . . . . . . . . . . . . . . . . .  8
       Adjustment to Purchase Price.  . . . . . . . . . . . . . . . . . . . .  9
       Allocation of Purchase Price.  . . . . . . . . . . . . . . . . . . . . 10

Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       Time and Place of Closing.   . . . . . . . . . . . . . . . . . . . . . 11
       Documents Required from Sellers at Closing.  . . . . . . . . . . . . . 11
       Documents Required from Buyer at Closing.  . . . . . . . . . . . . . . 12
       Mutual Deliveries.   . . . . . . . . . . . . . . . . . . . . . . . . . 13
       Assignment of Real Property Leases, Personal Property Leases, Assumed
              Contracts and Permits; Required Consents.   . . . . . . . . . . 14

Sellers', CHI's and Hasty's Representations and Warranties. . . . . . . . . . 14
       Authority; Binding Effect; Enforceability.   . . . . . . . . . . . . . 14
       No Conflicts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       No Governmental Consents; No Lien.   . . . . . . . . . . . . . . . . . 15
       Title to Property and Related Matters  . . . . . . . . . . . . . . . . 15
       Contracts; Leases.   . . . . . . . . . . . . . . . . . . . . . . . . . 16
       Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       Balance Sheet and Financial Statements; No Material Adverse Change.  . 17
       Suppliers and Customers.   . . . . . . . . . . . . . . . . . . . . . . 18
       Brokers or Finders.  . . . . . . . . . . . . . . . . . . . . . . . . . 18
       Accounts Receivable.   . . . . . . . . . . . . . . . . . . . . . . . . 18
       Payables.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       Taxes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . 19
       Employees, Labor Relations, Etc.   . . . . . . . . . . . . . . . . . . 19
       Employee Benefit Plans, Etc.   . . . . . . . . . . . . . . . . . . . . 20
       Environmental Matters.   . . . . . . . . . . . . . . . . . . . . . . . 20
       Permits, Licenses, Etc.  . . . . . . . . . . . . . . . . . . . . . . . 23
       OSHA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

       Inventory and Rental Equipment.  . . . . . . . . . . . . . . . . . . . 23
       Insurance Policies   . . . . . . . . . . . . . . . . . . . . . . . .  .23
       Intellectual Properties.   . . . . . . . . . . . . . . . . . . . . . . 24
       Full Disclosure.   . . . . . . . . . . . . . . . . . . . . . . . . . . 25

Buyer's Representations and Warranties. . . . . . . . . . . . . . . . . . . . 25
       Authority; Binding Effect; Enforceability.   . . . . . . . . . . . . . 25
       No Conflicts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       No Consents.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       Brokers or Finders.  . . . . . . . . . . . . . . . . . . . . . . . . . 26
       Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

Non-Competition; Confidentiality. . . . . . . . . . . . . . . . . . . . . . . 26
       Sellers' and CHI's Non-Competition.  . . . . . . . . . . . . . . . . . 26
       Sellers', CHI's and Hasty's Nondisclosure, Non-Solicitation and
              Cooperation.  . . . . . . . . . . . . . . . . . . . . . . . . . 26
       Remedies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       Reformation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

Additional Covenants and Agreements of the Parties. . . . . . . . . . . . . . 27
       Operation of the Sellers Pending Closing.  . . . . . . . . . . . . . . 27
       Access to Information.   . . . . . . . . . . . . . . . . . . . . . . . 28
       Mail.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       Phase I Environmental Assessments.   . . . . . . . . . . . . . . . . . 29
       New Products.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       WARN Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       Termination of Licenses  . . . . . . . . . . . . . . . . . . . . . . . 30
       Release of 1995 Carbona Agreement  . . . . . . . . . . . . . . . . . . 30
       Termination of Old Leases  . . . . . . . . . . . . . . . . . . . . . . 30
       Commercially Reasonable Efforts.   . . . . . . . . . . . . . . . . . . 30
       Schedules and Exhibits   . . . . . . . . . . . . . . . . . . . . . . . 30
       Sellers' Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . 31

Employee Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       Employment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       Benefit Plans.   . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

Conditions Precedent to the Obligations of Buyer. . . . . . . . . . . . . . . 32

Conditions Precedent to the Obligations of Sellers, CHI and Hasty.  . . . . . 32

Indemnification Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . 33
       Losses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       Indemnification.   . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       Procedure.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       Indemnification Notice.  . . . . . . . . . . . . . . . . . . . . . . . 34

       Limitation on Buyer's Claims   . . . . . . . . . . . . . . . . . . . . 36
       Limitation on Sellers' Claims  . . . . . . . . . . . . . . . . . . . . 36

Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

Miscellaneous.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
       Survival of Representations and Warranties.  . . . . . . . . . . . . . 37
       Buyer's Investigation.   . . . . . . . . . . . . . . . . . . . . . . . 38
       Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . 38
       Notices.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       Entire Agreement; Modification and Waiver.   . . . . . . . . . . . . . 40
       Binding Effect.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       Governing Law.   . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       Consent to Jurisdiction.   . . . . . . . . . . . . . . . . . . . . . . 40
       Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
       No Third Party Beneficiaries.  . . . . . . . . . . . . . . . . . . . . 41
       Knowledge.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
       No Shopping.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
       Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . 41
       Permitted Exceptions   . . . . . . . . . . . . . . . . . . . . . . . . 41
       Bulk Transfer Laws   . . . . . . . . . . . . . . . . . . . . . . . . . 41

                            ASSET PURCHASE AGREEMENT



       THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into on or as of the ________ day of December, 1996, by and among CH MEDICAL, INC., d/b/a CARDIO SYSTEMS, a Delaware corporation ("Cardio Systems"), CH ADMINISTRATION, INC., a Texas corporation ("CHA"), CH PRODUCTION, INC., a Texas corporation ("CHP"), CH INDUSTRIES, INC., a Delaware corporation, being the sole shareholder of CHA, CHP and Cardio Systems ("CHI"), CHARLES E. HASTY, an individual residing in Carrollton, Dallas County, Texas, being the sole shareholder of CHI ("Hasty"), the subsidiaries and affiliates of Cardio Systems listed on Table I attached hereto (collectively, the "Affiliates") (CHA, CHP, Cardio Systems and the Affiliates being individually referred to herein as a "Seller" and collectively referred to herein as the "Sellers") and CARDIO ACQUISITION CORPORATION, a Texas corporation (the "Buyer").

                              W I T N E S S E T H:

       WHEREAS, the Sellers own and operate a business involving the designing, manufacturing, marketing, distribution, renting and selling of specialized support therapy mattress systems utilized in the treatment and prevention of decubitus ulcers and pulmonary disorders, and businesses related thereto (collectively, the "Subject Business"), and pursuant to this Agreement, the Buyer will acquire substantially all of the assets of the Sellers used in connection with the Subject Business and certain of the Sellers' liabilities associated therewith; and

       WHEREAS, certain documents have been, or will be, furnished to the Buyer by the Sellers pursuant to multi-part Schedules (the "Schedules") attached, or to be attached, hereto, which Schedules and the disclosures made pursuant to the Schedules are identified and referred to herein and by such references the Schedules, when agreed to by the parties and attached hereto, and such disclosures when made are incorporated herein as a part of this Agreement; and

       WHEREAS, the written agreements, documents and instruments
(collectively, the "Exhibits") set forth on the List of Exhibits attached hereto will be prepared by the Buyer, and when agreed to by the Sellers, CHI and Hasty and attached hereto, will be incorporated herein as a part of this Agreement.

       NOW, THEREFORE, in consideration of the representations, warranties and mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties do hereby agree as follows:

       1.     Purchase and Sale of Assets.

              1.1. Assets to be Purchased by Buyer. Subject to the terms and conditions contained in this Agreement, the Sellers agree to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer agrees to purchase from the Sellers, on the Closing Date (as hereinafter defined), free and clear of all Encumbrances (as hereinafter defined) all of the Seller's right, title and interest in and to the properties, assets, rights of the Sellers of every kind, nature and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of the Sellers, which are employed by the Sellers in the Subject Business (except for the Excluded Assets, as hereinafter defined) (the "Purchased Assets"). The Purchased Assets shall include, without limitation:

              (a) all machinery, equipment (including all mattress systems, computers, and communications equipment), furniture, fixtures, consumables and all vehicles owned by the Sellers used at or associated with the Subject Business, including without limitation those assets set forth on Schedule 1.1(a) attached hereto (collectively, the "Fixed Assets");

              (b) all inventories of the Sellers on the Closing Date including, without limitation, those assets set forth on Schedule 1.1(b) attached hereto as adjusted to reflect transactions in the ordinary course of business from the date of such Schedule to the Closing Date (collectively, the "Inventory");

              (c) all jigs, patterns and molds and all production and operating supplies as described on Schedule 1.1(c) attached hereto (collectively, the "Production Supplies");

              (d) all accounts and notes receivable of the Sellers (excluding receivables between the Sellers, CHI and/or Hasty) set forth on Schedule 1.1(d) attached hereto, adjusted to reflect transactions in the ordinary course of business from the date of such Schedule to the Closing Date;

              (e) all of the right, title, and interest of the Sellers in the Contracts (as hereinafter defined) to which the Sellers are parties (other than Personal Property Leases and Real Property Leases, as hereinafter defined), as set forth on Schedule 1.1(e) and Schedule 4.5 attached hereto, and all unsatisfied sales orders and work-in-process of the Sellers existing on the Closing Date (including without limitation the unsatisfied sales orders and work-in-process and set forth in
       Schedule 1.1(e) as adjusted to reflect orders that have been satisfied or work that has been completed in the ordinary course of business from the date of such Schedule to the Closing Date), and any deposits under such Contracts (collectively, the "Assumed Contracts");

              (f) all of the right, title and interest of the Sellers in and to the leases of personal property to which the Sellers are parties, as set forth on Schedule 1.1(f) attached hereto, and any deposits under such lease agreements (collectively, the "Personal Property Leases");

              (g) all of the right, title and interest of the Sellers in and to the real property leases of the Sellers listed on Schedule 1.1(g) attached hereto, including any deposits under such lease agreements (the "Real Property Leases"), for the properties described therein;

              (h) to the extent transferable, all of the right, title, and interest of the Sellers in and to all Permits, including without limitation all Material Permits (as hereinafter defined), which Material Permits are listed on Schedule 4.17 attached hereto (collectively, the "Assumed Permits");

              (i) all right, title and interest of the Sellers in and to any deposits for goods and/or services (except those deposits referenced in Sections 1.1(e), (f) and (g)) as listed on Schedule 1.1(i) attached hereto (the "Customer Deposits");

              (j) all customer lists, sales records, files, plans, blueprints, drawings, designs, specifications, know-how, trade secrets, supplier lists, credit information, business records and plans, studies, surveys, reports, correspondence, sales and promotional literature and other selling material, and computer software (subject to applicable licensing restrictions) related to the foregoing (collectively, the "Business Records") of the Sellers; and

              (k) all trademarks, trademark applications, trade names and brand names, including variations thereof, all copyrights and copyright applications, all patents, patent applications, processes, know-how, trade secrets and technology of the Sellers, and all interest in, to or under all of the foregoing of the Sellers which relate to the Subject Business (including all worldwide rights to the foregoing), as set forth on Schedule 1.1(k) (all of which is referred to collectively as the "Sellers' Intellectual Properties").

       As used in this Agreement, (1) "Contract" means any contracts (including customer and vendor supply contracts), purchase orders, licenses, or agreements or other commitments, whether written or oral, of the Sellers, and (2) "Permit" means any licenses, permits, product approvals or registrations, authorizations, franchises or other approvals from any domestic (federal, state or local) or foreign governmental, public or self-regulatory body or authority of the Sellers.

              1.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Buyer shall not acquire, and the Sellers shall retain, all properties, assets and rights other than the Purchased Assets (which are sometimes referred to collectively in this Agreement as the "Excluded Assets"). In particular, each of the following specific properties, assets, and rights of the Sellers shall be an Excluded Asset:

              (a) all books and records other than the Business Records described in Section 1.1(j), including without limitation corporate books and records the originals of which the Sellers are required to maintain under applicable laws, and all of the Sellers' tax and financial records;

              (b) any cash in any bank or other accounts (including deposits in the process of clearing) owned by or held for the Sellers (except for deposits as set forth in Sections 1.1(e), (f), (g) and (i) hereof), and cash equivalents such as marketable securities;

              (c) any tax refunds due the Sellers relating to Taxes (as hereinafter defined);

              (d) any reimbursement for, or other benefit associated with, prepaid insurance;

              (e) any claims by the Sellers against third parties, and any judgments in favor of the Sellers, relating to the operation of the Subject Business prior to the Closing Date; provided, however, that nothing in this Section 1.2(e) shall be construed in a manner that would in any way limit the Buyer's ability to defend itself and protect its interests if named as a party or otherwise involved in any such claim;

              (f) the operating assets of the metal fabrication business conducted by certain affiliates of CHI (the "Fabrication Business") including without limitation, all machinery, equipment, inventory, accounts receivable, contracts, leases, licenses, permits, patents, trademarks, trade names, logos, customer lists, customer contracts and business records of the Fabrication Business, including those items set forth on Schedule 1.2(f) attached hereto;

              (g) the Carbona Employment Contract (the "1995 Carbona Agreement) dated December 19, 1995 by and between Cardio Systems Operations, Inc., a Seller hereunder, as Employer and John A. Carbona ("Carbona"), from which Carbona will be released at Closing;

              (h) all sums owing by James Hasty to the Sellers, whether or not evidenced by promissory notes, in the approximate amount of $136,300;

              (i) any and all existing license agreements (the "License Agreements") from Hasty to a Seller or Sellers which will be terminated at Closing;

              (j) the 1201 Facility (as hereinafter defined) and the existing lease (the "Old 1201 Lease") thereon, which will be terminated at Closing;

              (k) the 1735 Facility (as hereinafter defined) and the existing lease (the "Old 1735 Lease") thereon, which will be terminated at Closing;

              (l) all accounts receivable between the Sellers, CHI and/or Hasty; and

              (m)    all insurance policies and proceeds on the life of Hasty.

              1.3. Assumed Liabilities. Subject to the terms and conditions contained in this Agreement, at and as of the Closing Date, the Buyer shall assume and agree to pay, perform, and discharge the following, but only the following, liabilities and obligations of the Sellers (the "Assumed Liabilities"):

              (a) all payment and performance liabilities and obligations under the Assumed Contracts, the Assumed Permits and the accounts payable set forth on Schedule 1.3(a), excluding any payables between the Sellers, CHI and/or Hasty, as adjusted to reflect transactions in the ordinary course of business from the date of such Schedule to the Closing Date (the "Accounts Payable"), as and to the extent existing at the commencement of business on the Closing Date or arising thereafter. The Accounts Payable as of the Closing Date shall be determined by the Buyer, subject to the Sellers' review, pursuant to, and in accordance with, the provisions of Section 2.2 with respect to the calculation of the Sellers' Tangible Net Worth (as hereinafter defined).

              (b) all payment and performance liabilities and obligations from and after the Closing Date under the Personal Property Leases and Real Property Leases set forth in Schedule 1.1(f) and Schedule 1.1(g) attached hereto (collectively, the "Assumed Leases"). The Buyer shall use its commercially reasonable efforts to cause the Sellers to be released as guarantors from all of the Real Property Leases and Personal Property Leases which are so guaranteed, and in accordance with Section 11 herein, shall indemnify, defend and hold the Sellers harmless from any Loss (as hereinafter defined) resulting from a breach by the Buyer of any Personal Property Lease or Real Property Lease after the Closing Date;

              (c) any obligation to accept return of products sold or delivered to any third party by the Sellers prior to the Closing Date and any obligation to honor any product warranty in respect of any such products including any credits given therefor (collectively, the Warranty Claims"); provided, however, that the Buyer's obligation to assume such warranty-related obligations is conditioned upon the Buyer being fully reimbursed for any such returned products by the Sellers to the extent of the lesser of the reasonable repair cost of the returned products or the replacement cost less the salvage value (if any) of the returned products, and provided, further, the Sellers shall be liable to the Buyer for any Warranty Claim only to the extent that the aggregate amount of such Warranty Claims exceeds Fifteen Thousand ($15,000) Dollars, and such obligations of the Sellers shall terminate one (1) year after the Closing Date. The obligations of the Buyer and the Sellers contained in this Section 1.3(c) shall survive the Closing;

              (d) except as otherwise specifically set forth herein, all liabilities and obligations for Losses (as hereinafter defined) arising or resulting from the operation of the Subject Business by the Buyer after the Closing Date, which obligation of the Buyer shall survive the Closing;

              (e) all liabilities and obligations for Taxes, and all other similar governmental charges accruing from or related to the operation of the Subject Business by the Buyer on or after the Closing Date or any sales, use, transfer or similar tax (but not income tax) on the transfer of the Purchased Assets from the

       Sellers to the Buyer at Closing, which obligation of the Buyer shall survive the Closing;

              (f) all liabilities and obligations relating to employee matters accruing on or after the Closing Date for only those employees of the Sellers that are hired by the Buyer, including all medical, health, pension, worker's compensation, severance, vacation pay, deferred compensation, bonus and other employee benefit plans or arrangements;

              (g) all obligations and liabilities for accrued employee time off, severance pay, vacation pay, and self insured medical and health expenses with respect to the Sellers' employees that are hired by the Buyer and which are incurred prior to the Closing Date (collectively, the "Employee Liabilities"), up to Twenty Thousand ($20,000) Dollars; and

              (h) any obligation or liability for failure to have brought any of the Purchased Assets into compliance with any laws (including, without limitation, any governmental consents necessary to operate the Subject Business) after Closing, except for environmental conditions existing as a result of the ownership or operation of the involved real property by the Sellers prior to Closing, and except further that the provisions hereof shall not relieve the Sellers, CHI and Hasty from their representations and warranties with respect to the Purchased Assets and their compliance with laws prior to Closing.

              1.4. Excluded Liabilities. Notwithstanding anything to the contrary contained herein, and except as otherwise expressly provided in
Section 1.3 hereof, the Buyer does not assume, agree to pay, perform or discharge or otherwise have any responsibility for any liability or obligation of the Sellers, fixed or contingent, and whether arising or to be performed prior to, on or after the Closing Date. Without in any way limiting the generality of the foregoing, except as otherwise expressly set forth in Section
1.3 hereof, the Buyer does not assume, and the Sellers shall pay, perform and discharge the following liabilities and obligations (the "Excluded Liabilities"):

              (a) all liabilities and obligations relating to employee matters, including all medical, health, pension, workers' compensation, severance, vacation pay, deferred compensation, bonus and other employee benefit plans or arrangements with respect to the operation of the Subject Business prior to the Closing Date, except those specifically assumed by the Buyer pursuant to Section 1.3(g) hereof, up to the maximum amount set forth in such Section;

              (b) except as otherwise specifically set forth herein, all liabilities and obligations for Losses arising or resulting from the operation of the Subject Business prior to the Closing Date;

              (c) all liabilities and obligations for Taxes, and all other similar governmental charges accruing from or related to the operation of the Subject Business in respect of the period prior to the Closing Date;

              (d) any obligation or liability of the Sellers for failure to have brought any of the Purchased Assets or the Sellers into compliance with any laws (including, without limitation, the governmental consents described in Section 4.3) prior to Closing, to the extent that the conditions giving rise to such obligation or liability exist by reason of actions or inactions of the Sellers, or conditions with respect to such Purchased Assets or the Subject Business prior to the Closing Date;

              (e) any obligation or liability of the Sellers for contracts, permits, leases for plant equipment, vehicles, office furniture, real property or buildings not expressly assumed by the Buyer pursuant to this Agreement;

              (f) all obligations and liabilities under the Sellers' line of credit with Compass Bank - Dallas, N.A. ("Compass Bank");

              (g)    the 1995 Carbona Agreement;

              (h)    the License Agreements;

              (i)    the Old 1201 Lease; and

              (j)    the Old 1735 Lease.

              1.5. Proration of Certain Expenses. Water and other utility charges, fuel, real estate and personal property taxes, lease and rental payments, payroll and other similar expenses in respect of the Purchased Assets and the Subject Business shall be adjusted ratably as of the Closing Date, in accordance with generally accepted accounting principles ("GAAP"). The net amount payable either to the Buyer by the Sellers or to the Sellers by the Buyer as a result of such adjustments shall be determined within sixty (60) days of the Closing Date and shall be paid promptly (and in no event later than ten (10) days following such determination) without set-off or counterclaim.

              1.6. Lease of Facilities. At the Closing, the Buyer will lease the 1201 Facility and the 1735 Facility (as hereinafter defined) as follows:

              (a) Hasty, as the sole owner of CH Leasing Management, Inc. ("CH Management"), will cause CH Realty, Ltd., a Texas limited partnership ("CH Realty"), to lease to the Buyer, and the Buyer will lease from CH Realty, the real property and improvements located at 1201 I-35E, Carrollton, Texas (the "1201 Facility"), at an annual rental rate of $207,360, payable monthly, pursuant to the terms of the lease agreement in the form and containing the terms and conditions set forth in Exhibit "A-1" attached hereto (the "New 1201 Lease Agreement"). On or before the Closing Date, Hasty will cause CH Realty to use commercially reasonable efforts to obtain Compass Bank's consent to the New 1201 Lease and non-disturbance agreement with respect to the Buyer's possession of the 1201 Facility pursuant to the New 1201 Lease Agreement.

              (b) CHA will lease to the Buyer, and the Buyer will lease from CHA, the real property and improvements located at 1735 I-35E, Carrollton, Texas (the "1735 Facility"), at an annual rental rate of $48,972, payable monthly, pursuant to the terms of the lease agreement in the form and containing the terms and conditions set forth in Exhibit "A-2" attached hereto (the "New 1735 Lease Agreement").

The New 1201 Lease Agreement and the New 1735 Lease Agreement are sometimes collectively referred to as the "New Lease Agreements". The 1201 Facility, the 1735 Facility and the real property and improvements covered by the Real Property Leases are sometimes hereinafter collectively referred to as the "Facilities". The consent and non-disturbance agreement referred to in (a) above is referred to as the "Compass Bank 1201 Consent".

              1.7. Hasty Intellectual Properties. At the Closing, Hasty will assign, sell, transfer and deliver to the Buyer, and the Buyer will purchase from Hasty, the Hasty Intellectual Properties as defined in the Hasty Intellectual Properties Agreement (as hereinafter defined) for and in consideration of the sum of Twenty Million ($20,000,000) Dollars, pursuant to the terms of an agreement in the form and containing the terms and conditions set forth in Exhibit "B" attached hereto (the "Hasty Intellectual Properties Agreement").

              1.8. Hasty Non-Competition Agreement. At the Closing, Hasty will enter into a non-competition agreement with the Buyer, substantially in accordance with the terms and provisions of the Non-Competition Agreement (the "Hasty Non-Competition Agreement") attached hereto as Exhibit "C", whereby the Buyer shall pay to Hasty the sum of Two Million ($2,000,000) Dollars.

       2.     Consideration and Allocation.

              2.1. Aggregate Consideration. In consideration for the Purchased Assets, and the Sellers', CHI's and Hasty's agreement contained in Sections 6.1 (as to the Sellers and CHI only) and 6.2 hereof, the Buyer shall assume the Assumed Liabilities (including, without limitation, the Assumed Contracts, Assumed Permits, Assumed Leases, Warranty Claims and the Accounts Payable) at the Closing and shall pay to Sellers an amount equal to the sum of the amounts described below (collectively, the "Purchase Price"), which shall be payable in U.S. dollars:

              (a) Eighteen Million ($18,00,000) Dollars at Closing by certified or cashier's check or wire transfer funds; and

              (b) Five Million ($5,000,000) Dollars pursuant to the terms of a promissory note executed by the Buyer payable to the order of the Sellers, bearing interest at ten (10%) percent per annum, with interest payable semi-annually and the principal amount being payable five (5) years from the Closing Date, such promissory note being in the form of Exhibit "D" attached hereto (the "Note"). The payment of the indebtedness evidenced by the Note shall be subordinate to up to Thirty Million ($30,000,000) Dollars of Senior Debt (as hereinafter defined) of the Buyer. Subject to the approval of the Senior Lenders (as hereinafter defined), the Note will be secured by the assets of the Buyer, such security interest to be junior to the lien of the Senior Lenders, and, the Note will further provide (i) for mandatory prepayment of principal and accrued interest thereon in the event of a Qualified Public Offering (as defined in the Note) or the Wrongful Termination (as defined in the Note) by the Buyer of the employment of John A. Carbona, or the sale of all or substantially all of the assets of the Buyer and (ii) that an event of default under the Senior Debt shall be an event of default under the Note. The term "Senior Debt" shall mean (A) indebtedness of the Buyer, whether outstanding on the date hereof or hereafter incurred or created, for money borrowed from or guaranteed to banks, trust companies, insurance companies, finance companies, leasing companies and other financial institutions, pension trusts and other investing organizations or groups not affiliated with the Buyer, evidenced by notes or similar obligations, (B) debt of the Buyer evidenced by notes or debentures issued under provisions of an indenture or similar instrument between the Buyer and a bank or trust company, and (C) renewals, extensions, refundings, amendments and modifications of any such notes, indebtedness or obligations, or the instruments evidencing or creating such notes, indebtedness or obligations. Sellers agree to execute a subordination agreement in favor of the holder or holders of Senior Debt (the "Senior Lenders") containing terms and conditions normal and customary for a financing transaction (reasonably satisfactory to the Sellers and such Senior Lenders) evidencing that payment of the indebtedness evidenced by the Note is subordinate to such Senior Debt, provided, such subordination agreement shall allow for the payment of installments of interest on the unpaid balance of the Note so long as no event of default exists under the instruments evidencing the Senior Debt and the Senior Lender has given the Buyer and the Sellers written notice of such event of default.

              2.2.   Adjustment to Purchase Price.

              (a) Within ninety (90) days after the Closing Date, the Buyer shall prepare a final calculation of the Sellers' Tangible Net Worth (as hereinafter defined) as of the Closing. The Sellers shall cooperate with the Buyer in the preparation of the Sellers' Tangible Net Worth, including assistance and usage of the Sellers' information, data and software. The Sellers will be entitled to full access to the records and work papers of the Buyer to aid in its review of the Sellers' Tangible Net Worth and the resolution of disputes, if any, as referred to in paragraph (b) hereof.

              (b) The Sellers shall have the right to review the Sellers' Tangible Net Worth. If the Sellers engage their auditors to review the Sellers' Tangible Net Worth, then the cost of such review shall be borne by the Sellers. If the Sellers believe that any adjustment is required to be made to the Sellers' Tangible Net Worth, the Sellers shall give the Buyer written notice of such proposed adjustment within thirty (30) days after delivery of the Sellers Tangible Net Worth to the Sellers by the Buyer. Failure of the Sellers to so notify the Buyer shall constitute the Sellers' acceptance and approval of the Sellers' Tangible Net Worth as correct. If the Buyer agrees that such proposed adjustment is required, the adjustment shall be made to the Sellers' Tangible Net Worth. If any such adjustment is disputed by the Buyer, the Sellers and the Buyer shall negotiate in good faith to resolve such dispute. If, after a period of fifteen (15) days following the date on which the Sellers give the Buyer written notice of any proposed adjustment, any such adjustment still remains disputed, then the Dallas, Texas, office of Ernst & Young, LLP (or, if Ernst & Young, LLP is then providing services to the Buyer or the Sellers or any of their respective parents, subsidiaries or affiliates, another of the Big Six Accounting Firms, if such firm is not providing services to the Buyer or the Seller or their respective parents, subsidiaries or affiliates), (such office of said firm being hereinafter referred to as the "Joint Auditor") shall be engaged to resolve any remaining disputes. For this purpose, the Joint Auditor shall be given full access to all work papers and all other financial data and reports in the possession of the Buyer and the Sellers which have a bearing on the disputed matters, but shall base the findings only upon review of such work papers and other financial data reports and shall not conduct any independent audit ab initio. The decision of the Joint Auditor shall be final and binding. The fees and expenses of the Joint Auditor, if any, shall be shared equally by the Sellers and the Buyer.

              (c) After the Sellers' Tangible Net Worth has been prepared and all related adjustments, if any, thereto have been calculated and agreed to (or resolved by the Joint Auditor, as the case may be) pursuant to paragraphs (a) and (b) hereof, all adjustments, if any, so agreed to or so resolved with respect to the Sellers' Tangible Net Worth shall be made. To the extent that the Sellers' Tangible Net Worth, as so revised by all such adjustments, if any (or, in the absence of any such adjustment, as originally submitted), is less than $15,000,000, the amount of such deficit shall be paid by the Sellers to the Buyer within three (3) business days of the final determination of the Sellers' Tangible Net Worth as set forth in paragraphs (a) and (b) hereof.

              (d) The term "Sellers' Tangible Net Worth" shall mean, as of the Closing Date, the Purchased Assets of the Sellers being acquired hereunder (other than Intangible Assets, as hereinafter defined) minus the Assumed Liabilities of the Sellers being assumed hereunder (not including any sales, use, transfer or similar tax on the transfer of the Purchased Assets from the Sellers to the Buyer at the Closing), in each case determined in accordance with GAAP on a historical cost basis consistent with the Sellers' historical accounting practices and, in each case, including only those items that would ordinarily appear on a balance sheet prepared in accordance with GAAP. The term "Intangible Assets" shall mean assets that are considered intangible assets under GAAP, including deferred charges, unamortized debt discounts, customer lists, goodwill, computer software, copyrights, trade names, trademarks, service marks, non-compete agreements, patents and similar items.

              2.3. Allocation of Purchase Price. The Purchase Price shall be allocated among CHI and the Sellers, and the Purchased Assets as described in
Schedule 2.3 attached hereto. The parties hereto acknowledge that such allocation is based on the fair market values of the Purchased Assets and the parties agree to reflect the sale and purchase of the Purchased Assets for all purposes, including income tax purposes, in a manner wholly consistent with the foregoing. If the Sellers reasonably determine to reallocate the Purchase Price prior to Closing including a reallocation with respect to the purchase price of the Hasty Intellectual Properties or payment to Hasty under the Hasty Non-Competition Agreement, the Buyer agrees to accept and agree to such reallocation so long as such reallocation is not materially detrimental to the Buyer.

       3.     Closing.

              3.1. Time and Place of Closing. If the conditions set forth in this Section 3 and in Sections 9 and 10 are satisfied or waived, consummation of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. at the offices of Crown Group, Inc., 4040 N. MacArthur Boulevard, Suite 100, Irving, Texas 75038, on April 4, 1997, or on such other date and at such other place as the parties may mutually agree (the "Closing Date"), provided, however, the Buyer shall have the right to extend the Closing Date for one (1) day for each day that the Sellers are delinquent in delivering the Schedules to the Buyer after January 31, 1997. If all of the conditions to Closing set forth in Sections 9 and 10 have been satisfied or waived in writing prior to April 4, 1997, the Buyer may, at its option, give written notice to the Sellers, CHI and Hasty to close the transaction contemplated herein on a date not less than ten (10) days from the date of such notice. The consummation of the transactions contemplated herein shall be deemed to have occurred as of 12:01 A.M. on the Closing Date.

              3.2. Documents Required from Sellers at Closing. At the Closing, the Sellers, CHI and Hasty shall deliver the following documents:

              (a) Certified copies of the resolutions approved by the Boards of Directors and Shareholders or general partners of the Sellers and CHI, in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby;

              (b) a Certificate of Account Status from the Comptroller of the State of Texas (or similar certificate) and Certificate of Existence for the Sellers and CHI from the secretary of state of each of the Sellers' and CHI's respective state of incorporation, dated no earlier than thirty (30) days prior to the Closing Date;

              (c) a Certificate of the Sellers, CHI and Hasty dated the Closing Date, signed by the President or a Vice President of the Sellers and CHI and Hasty individually, or the general partner where the Seller is a partnership, to the effect that all representations and warranties of the Sellers, CHI and Hasty contained in this

       Agreement shall be true in all material respects on and as of the Closing Date, as if such representations and warranties were made on and as of such date (except to the extent any such representations or warranties made as of a specified date), and the Sellers, CHI and Hasty shall have performed all agreements and covenants to be performed by them on or prior to the Closing Date;

              (d) a Certificate of the Sellers, CHI and Hasty dated the Closing Date, signed by the Sellers, CHI and Hasty, to the effect that there has been no material adverse change in the business, operations, financial condition or properties of the Sellers (as a whole) since the date hereof, and the Purchased Assets shall not have been materially and adversely affected due to fire, accident or other casualty or act of God not fully covered by insurance (less applicable deductibles, if any);

              (e) the opinion of Vial, Hamilton, Koch & Knox, LLP, counsel for the Sellers, CHI and Hasty, dated as of the Closing Date in form and substance reasonably satisfactory to the Buyer's counsel;

              (f)    the Required Consents described in Section 3.5;

              (g) instruments evidencing the assignment of all of the Sellers' Intellectual Properties to the Buyer and the withdrawal by the Sellers of the use of any name used by the Sellers and conveyed hereunder to the Buyer (including, without limitation, the name "Cardio Systems") in all jurisdictions where any such assumed names have been filed;

              (h) the amount equal to the Customer Deposits, by wire transfer;

              (i) the release by Compass Bank of the liens upon, and security interests in, the Purchased Assets, including UCC-3 Termination Statements for filing in all jurisdictions in which Compass Bank's security interests in the Purchased Assets have been filed (the "Compass Bank Release");

              (j)    the Carbona Release (as hereinafter defined); and

              (k)    the Compass Bank 1201 Consent.

              3.3. Documents Required from Buyer at Closing. At the Closing, the Buyer shall deliver the following documents:

              (a)    the cash portion of the Purchase Price, as set forth in
       Section 2.1 hereof;

              (b) the Note described in Section 2.1 hereof, together with the appropriate documents (including UCC-1 Financing Statements for filing in all applicable jurisdictions) securing the payment and performance thereof, in form and substance satisfactory to the Buyer and the Sellers, if permitted by the Senior Lenders;

              (c) certified copies of the resolutions approved by the Board of Directors of the Buyer in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby;

              (d) a Certificate of Account Status from the Comptroller of the State of Texas and Certificate of Existence for the Buyer from the Secretary of State of Texas, dated no earlier than thirty (30) days prior to the Closing Date;

              (e) a Certificate of the Buyer dated the Closing Date, signed by the President or a Vice President of the Buyer, to the effect that all representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date, as if such representations and warranties were made on and as of such date (except to the extent any such representations or warranties made as of a specified date), and the Buyer shall have performed all agreements and covenants to be performed by it on or prior to the Closing Date;

              (f) the New Carbona Employment Agreement (as hereinafter defined); and

              (g) the opinion of T. J. Falgout, III, Esq., counsel for the Buyer, dated as of the Closing Date in form and substance reasonably satisfactory to the Sellers' counsel.

              3.4. Mutual Deliveries. At the Closing, the Buyer on the one hand, and the Sellers, CHI and Hasty (or the appropriate party to such document, as the case may be), on the other hand, shall each execute and deliver, or cause to be delivered, to the other:

              (a) a Bill of Sale with respect to the Purchased Assets duly executed by the Sellers, in the form attached hereto as Exhibit "E";

              (b) an Assignment and Assumption of the Contracts referenced in Section 1.1(e) hereof (the "Assumed Contract Assignment"), which Assumed Contract Assignment shall be in the form attached hereto as Exhibit "F";

              (c) an Assignment and Assumption of the Personal Property Leases referenced in Section 1.1(f) (the "Personal Property Assignment"), which Personal Property Assignment shall be in the form attached hereto as Exhibit "G";

              (d) an Assignment and Assumption of the Real Property Leases referenced in Section 1.1(g) (the "Real Property Assignment"), which Real Property Assignment shall be in the form attached hereto as Exhibit "H";

              (e) an Assignment and Assumption of the Assumed Permits referenced in Section 4.17 (the "Assumed Permits Assignment"), which Assumed Permits Assignment shall be in the form attached hereto as Exhibit "I";

              (f)    the New Lease Agreements referenced in Section 1.6;

              (g)    the Hasty Intellectual Properties Agreement referenced in
       Section 1.7; and

              (h)    the Hasty Non-Competition Agreement referenced in Section
       1.8.

              3.5. Assignment of Real Property Leases, Personal Property Leases, Assumed Contracts and Permits; Required Consents. To the extent that the assignment of any Real Property Lease, Personal Property Lease, Assumed Contract, Assumed Permit or any other right of the Sellers to be assigned hereunder to the Buyer is not assignable without the consent of another party, and such consent is not obtained, this Agreement shall not constitute an assignment, attempted assignment, assumption or attempted assumption thereof if such assignment, attempted assignment, assumption or attempted assumption without such consent would constitute a breach thereof. The Sellers shall use their commercially reasonable efforts to obtain any consents identified in
Schedule 3.5 hereto (the "Required Third Party Consents") and all governmental consents required under Section 4.3 (collectively the "Required Consents") prior to the Closing. If the Sellers are unable to obtain consent where required to any such transfer or assignment hereunder, the Sellers may provide the Buyer with the benefits thereunder in some other manner, if acceptable to the Buyer; however, if the Sellers are unable or unwilling to so provide the Buyer with such benefits, and without same, the benefits to the Buyer hereunder would be materially impaired, as reasonably determined by the Buyer, the Buyer will have the option of terminating this Agreement, in which event neither party hereto shall have any further rights or obligations hereunder except for the rights and obligations set forth in Section 7.2 hereof. If the Buyer proceeds to close the transaction contemplated herein, there will be no adjustment to the Purchase Price as a result of the Sellers' failure to obtain any Required Consent.

       4. Sellers', CHI's and Hasty's Representations and Warranties. The Sellers, CHI and Hasty, jointly and severally, hereby represent and warrant to, and agree with, the Buyer as follows:

              4.1. Authority; Binding Effect; Enforceability. Each of the Sellers and CHI is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. The execution and delivery by the Sellers and CHI of this Agreement and all other agreements, instruments and documents to be executed and delivered by the Sellers and CHI in connection herewith (collectively, the "Ancillary Documents"), and the consummation by the Sellers and CHI of the transactions contemplated herein and therein have been duly and validly authorized by all proper corporate action, as required under applicable law for the consummation of such transactions. This Agreement has been duly and validly executed and delivered by the Sellers, CHI and Hasty, and, except as otherwise provided herein, constitutes the valid and binding obligation of the Sellers, CHI and Hasty, enforceable against the Sellers, CHI and Hasty in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally (collectively, "Creditors' Rights") and to general principles of equity, regardless of whether such proceeding is considered a proceeding in law or equity ("Equity"). When duly and validly executed and delivered by the Sellers, CHI and Hasty, if applicable, the Ancillary Documents will constitute valid and binding obligations of the Sellers, CHI and Hasty, as the case may be, enforceable in accordance with their respective terms, subject to Creditors' Rights and Equity. The Sellers are, or will be prior to Closing, qualified to do business as foreign corporations, or partnerships, where applicable, and are in good standing in all jurisdictions in which the failure to so qualify would be likely to have a material adverse effect upon the Subject Business or the Purchased Assets. The Sellers and CHI have all requisite corporate power and authority to enter into this Agreement and all Ancillary Documents, and perform their obligations hereunder and thereunder. The only Affiliates of the Sellers are listed on Table I attached hereto, and no other entities owned or controlled by the Sellers, CHI or Hasty are engaged in the Subject Business.

              4.2. No Conflicts. Except as set forth on Schedule 4.2 attached hereto, the execution, delivery and performance by the Sellers, CHI and Hasty of this Agreement and any Ancillary Documents to which they are a party, the consummation by the Sellers, CHI and Hasty of the transactions contemplated hereby or thereby, and compliance by the Sellers, CHI and Hasty with any of the provisions hereof or thereof, will not (a) with respect to the Sellers and CHI, conflict with or result in a breach of any provision of the Sellers' or CHI's Certificate of Incorporation or By-Laws, (b) with or without the giving of notice or lapse of time or both, violate any (i) judgment, writ or decree applicable to the Sellers, CHI or Hasty or (ii) to the best of the Sellers', CHI's and Hasty's knowledge, any law to which the Sellers, CHI or Hasty is subject, and the violation of which would have a materially adverse effect on the Subject Business, or (c) result in the breach, conflict, default, or modification of with any terms, provision, covenant or condition of (or give rise to any right of termination, cancellation, or acceleration under) the provisions of any agreement, note, lien, mortgage, indenture, lease, or other instrument or obligation by which the Sellers, CHI or Hasty or any of the Purchased Assets may be bound except pursuant to a loan from Compass Bank (and the Purchased Assets which are collateral for such loan shall be released at Closing), the breach, conflict, default or modification of which would have a material adverse effect on the Sellers or the Subject Business.

              4.3.   No Governmental Consents; No Lien.  Except as set forth on
Schedule 4.3 attached hereto, no consent, authorization or approval of, or filing with or exemption by any governmental, public or self-regulatory body or authority is required in connection with the execution and delivery by the Sellers, CHI or Hasty of this Agreement or any Ancillary Document to which they are a party, or the consummation by the Sellers, CHI and Hasty of any of the transactions contemplated hereby or thereby, and the failure to obtain any such consent, authorization or approval would have a materially adverse effect on the Subject Business. The execution, delivery, and performance by the Sellers, CHI and Hasty of this Agreement or any Ancillary Document will not result in the imposition of any lien, mortgage, security interest, pledge, encumbrance, easement, or claim (with the exception of taxes not yet due and payable and any environmental lien or encumbrance arising under Environmental Laws, as hereinafter defined, which are the subject of specific representations and warranties in Section 4.16) (each an "Encumbrance"), on any of the Purchased Assets and will not materially impair any of the Purchased Assets nor the

Buyer's ability to utilize same in the same manner in which they are currently utilized by the Sellers in connection with the Subject Business.

                 4.4.   Title to Property and Related Matters.

              (a) Except as set forth on Schedule 4.4(a) attached hereto, the Sellers have good title to the Purchased Assets, free and clear of any Encumbrance of any nature whatsoever, except Permitted Exceptions (as hereinafter defined).

              (b) Except as set forth on Schedule 4.4(b), (i) all Fixed Assets and Production Supplies are in good operating condition and repair, subject to ordinary wear and tear, (ii) all of such Fixed Assets and Production Supplies have been properly maintained in good condition, with no extraordinary maintenance planned or anticipated and (iii) there are no material capital expenditures currently contemplated or necessary to maintain the current operation of the Subject Business. Prior to Closing, any of the Sellers may convey (by sale, merger or otherwise) to another Seller the Purchased Assets owned by any such Seller, which Purchased Assets shall then be conveyed to the Buyer at Closing in accordance with the terms hereof. The Purchased Assets, the Facilities, the Excluded Assets and the Hasty Intellectual Properties are all of the assets and properties used to conduct the Subject Business, and are adequate and sufficient for the operation of the Subject Business as historically operated by the Sellers. None of the assets and properties used in the Fabrication Business are used in, or are necessary for, the operation of the Subject Business as historically operated by the Sellers.

              4.5. Contracts; Leases. Schedule 4.5 attached hereto contains a complete list of all written contracts of the Sellers relating to the Subject Business which provide for the payment or receipt of annual consideration of $2,500 or more and are being assumed by the Buyer hereunder (the "Identified Contracts"), and describes the terms thereof and any right of a Seller to termination on sixty (60) days' notice or less, except as set forth on Schedule
4.5. Each Identified Contract, each Real Property Lease and each Personal Property Lease is valid, in full force and effect and enforceable in accordance with its terms, subject to Creditors' Rights and Equity. Except as set forth on Schedule 4.5, there has not occurred any default, or any event which, with the lapse of time or the election of any person other than the Sellers, or any combination thereof, will become a material default by the Sellers, nor, to the knowledge of the Sellers and CHI, has there occurred any default by others or any event which, with the lapse of time or the election of the Sellers, will become a material default by others under any Identified Contract, Real Property Lease or Personal Property Lease.

              4.6.   Litigation.

              (a) Except as set forth on Schedule 4.6(a) or 4.6(b) attached hereto and except for any matters arising under Environmental Laws, which are the subject of specific representations and warranties in
       Section 4.16, the Sellers have received no notice with respect to any actions, suits, proceedings, arbitrations, claims, investigations or inquiries related to the Subject Business or the Purchased Assets (the "Litigation") and, to the best knowledge of the Sellers, CHI and Hasty, there is no Litigation threatened, before or by any federal, state, municipal, or other governmental, administrative or self-regulatory instrumentality or agency (or any private arbitration tribunal), against or relating to the Purchased Assets or the Subject Business. Except as set forth on Schedule 4.6(a), to the best knowledge of the Sellers, CHI and Hasty, there is no situation or state of affairs involving a customer of the Sellers that could serve as the basis for any Litigation.

              (b) Except as set forth on Schedule 4.6(b), there are no product warranty claims presently pending in respect of products sold or leased by the Sellers.

              4.7. Balance Sheet and Financial Statements; No Material Adverse Change.

              (a) Financial Statements. The Sellers shall deliver to the Buyer (i) within thirty (30) days from the date hereof, the Sellers' unaudited balance sheet as of November 30, 1996 (the "Financial Statement Date") and the related statements of operations and cash flows for the three (3) month period then ended, as certified by the Chief Financial Officer of the Sellers at November 30, 1996; and, (ii) on or before January 31, 1997, the audited balance sheets of the Sellers as of August 31, 1994, 1995 and 1996, and the related statements of operations, cash flows and stockholders' equity for the fiscal years then ended, together with the related notes and schedules thereto, with the opinion of BDO Seidman, certified public accountants. The Chief Financial Officer's certificate required pursuant to (i) above shall be substantially in the form of Exhibit "J" attached hereto, and a certificate in substantially the same form shall accompany the Sellers' monthly financial statements to be provided pursuant to the next sentence of this Section. The Sellers will also deliver to the Buyer between the date hereof and Closing monthly unaudited balance sheets and statements of operations. All of such financial statements referred to in the immediately preceding sentences are hereinafter referred to as the "Sellers' Financial Statements". The Sellers' Financial Statements
       (1) reflect all transactions at cost (including transactions with related or affiliated parties), (2) are in accordance with the books of account and records of the Sellers and fairly present the consolidated financial position of the Sellers at the date indicated and the results of operations and cash flows for the periods indicated, (3) contain and reflect reserves for all material liabilities of the Sellers and (4) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. There have not been any transactions with related or affiliated parties other than between the Sellers recorded or incurred during the period covered by the Sellers' Financial Statements at amounts less than the fair value of the goods and/or services provided. To the best of the Sellers', CHI's and Hasty's knowledge, except to the extent reflected or reserved against in the Sellers' Financial Statements, the notes thereto, or any Schedule provided for in this Section 4, neither the Sellers nor the Purchased Assets are subject to any liabilities (whether accrued, absolute, contingent or otherwise) or adverse obligations, whether or not such liabilities or obligations are normally shown or reflected on a balance sheet, other than liabilities and obligations arising in the ordinary course of business since the Financial Statement Date, none of which are material and adverse.

              (b)    Since the Financial Statement Date, except as set forth on
       Schedule 4.7(b) attached hereto or as set forth below:

                     (i) the Sellers have not suffered the occurrence of any events which, in the aggregate, have had or are likely to have a material adverse effect on the Purchased Assets, the Subject Business or the Sellers;

                     (ii) the Sellers have not made or granted any general wage or salary increase to persons employed by the Sellers (each and all of the foregoing being herein referred to as "Employees");

                     (iii) the Sellers have not made any increase in or commitment to increase any benefits for Employees or adopted or made any commitments to adopt any additional benefit plan for such Employees; or

                     (iv) to the best of the Sellers', CHI's and Hasty's knowledge, there has not been any statute, rule, regulation or order adopted or promulgated or proposed by a governmental body which materially and adversely affects the Purchased Assets or the Subject Business.

              4.8. Suppliers and Customers. To the best of the Sellers', CHI's and Hasty's knowledge, during the period from January 1, 1996 to the Closing Date, (i) no single supplier or customer that accounted for more than five (5%) percent of the Sellers' annual purchases or sales in the Sellers' fiscal year ending August 31, 1996 (the "Sellers' 1996 Fiscal Year"), and/or
(ii) no group of suppliers or customers that, in the aggregate, accounted for more than ten (10%) percent of the Sellers' purchases or sales in the Sellers' 1996 Fiscal Year, has (a) canceled, terminated or delivered written or, to the best knowledge of the Sellers, oral notice to the Sellers threatening to cancel or terminate its relationship with the Sellers or (b) materially decreased or delivered written or, to the best knowledge of the Sellers, oral notice to the Sellers threatening to decrease materially its usage of the Sellers' products. The Sellers' suppliers and customers that accounted for five (5%) percent or more of the Sellers' annual sales or purchases, respectively, in the Sellers' 1996 Fiscal Year, are listed on Schedule 4.8 attached hereto, which Schedule shall set forth the respective percentage of such sales or purchases, as the case may be, of such suppliers and customers during the Sellers' 1996 Fiscal Year.

              4.9. Brokers or Finders. No broker or finder has been involved in this transaction on behalf of the Sellers and no party will be obligated to pay any brokers' or finders' fees in connection with this transaction as a consequence of any action or inaction on the Sellers' part.

              4.10. Accounts Receivable. The accounts receivable which are being purchased by the Buyer hereunder (the "Receivables") are valid and have arisen in the ordinary course of business. The bad debt reserve as of the Closing Date shall be adequate to cover those Receivables that are determined to be uncollectible in accordance with GAAP.

              4.11. Payables. The accounts payable (the "Payables") as of the Closing Date to be assumed by the Buyer hereunder are valid, have arisen in the ordinary course of business, and represent money owed for goods and services used or to be used in connection with the Subject Business.

              4.12.  Taxes.

              (a) As used herein "Tax" or "Taxes" shall mean taxes of any kind payable to any taxing authority of the United States (federal, state or local) or any other country or jurisdiction including, without limitation, (i) income, gross receipts, ad valorem, value added, sales, use, service, franchise, profits, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers compensation, unemployment compensation and insurance, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies, or other assessments of any kind, (iii) interest, penalties, and additions to tax imposed with respect to the above taxes, and (iv) any damages, costs, expenses, fees or other liability arising from such Tax or Taxes.

              (b) The Sellers have filed, or obtained extensions of the time to file all returns for Taxes required to be filed by them and have paid all Taxes (including interest and penalties thereon, if any) owing by them, except for Taxes which have not yet accrued or otherwise become due for which adequate provision has been made in Financial Statements referred to in Section 4.7 hereof.

              4.13.  Compliance with Applicable Laws.  Except as set forth in
Schedule 4.13, to the best of the Sellers', CHI's and Hasty's knowledge, neither the use of any of the Purchased Assets nor the conduct of the Subject Business by the Sellers violates any laws, statutes, ordinances, rules, regulations, decrees or orders of the United States (federal, state or local) or any other country or jurisdiction applicable to the Purchased Assets or the Subject Business, except for Environmental Laws which are the subject of specific representations and warranties in Section 4.16 (each and all of the foregoing being herein referred to as "Laws"), the violation of which would have a material adverse effect on the Sellers, the Purchased Assets or the Subject Business. The Sellers have not received any written notice from any governmental entity, agency or regulatory body of any violation of Law applicable to the Subject Business or any of the Purchased Assets.

              4.14.  Employees, Labor Relations, Etc.

              (a) Schedule 4.14(a) attached hereto sets forth the name, position, date of hire and the current amount of rate of compensation, together with all accrued benefits of each full-time and part-time Employee of the Sellers as of the date hereof. Except as set forth on
       Schedule 4.14(a), all Employees have been paid all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them to the date hereof, other than amounts which have not yet become payable in accordance with the Sellers' customary practices, and the Sellers are not liable for any severance pay to any current or prior Employee. Except as set forth on Schedule 4.14(a), no Employee has delivered written or, to the best knowledge of the Sellers, oral notice of his or her intention to resign or retire. To the best of the Sellers', CHI's and Hasty's knowledge, (i) the Sellers are in substantial compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) there are no unfair labor practice complaints against the Sellers pending before the National Labor Relations Board or any comparable state or local agency; (iii) there is no labor strike, dispute, slowdown or stoppage pending or threatened against or involving the Sellers; (iv) no representation question has been asserted regarding recognition as a collective bargaining agent respecting any of the Sellers' Employees; (v) no grievance which might have a material adverse effect on the conduct of the Subject Business, nor any arbitration proceeding, arising out of, or under any collective bargaining agreements is pending and no claim therefore has been asserted; and (vi) no collective bargaining agreement exists or is currently being negotiated by the Sellers.

              (b) The Sellers have withheld all amounts required by laws applicable to the Sellers and the Subject Business or Contracts to be withheld from the wages or salaries of the Employees and are not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing or for payment to any trust or other fund or to any authority with respect to unemployment compensation, Social Security or other benefits for such Employees. Except as described on Schedule 4.14(b) attached hereto, to the best of the Sellers', CHI's and Hasty's knowledge, the Sellers have not engaged in any unfair labor practice or discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to the Employees.

              4.15. Employee Benefit Plans, Etc. Schedule 4.15 attached hereto contains a true and complete list of each plan, program or arrangement, including, but not limited to, pension, bonus, section 401(k) deferred compensation, supplemental retirement, severance or termination pay, hospitalization, medical, retiree health, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, or retirement plan, program, policy or arrangement, maintained, contributed to, or required to be contributed to, by the Sellers for the benefit of any Employee of the Sellers, whether or not any of the foregoing is funded, whether formal or informal and whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Benefit Plans"). The Sellers have delivered to the Buyer true and complete copies of the Benefit Plans listed on Schedule 4.15 or true and complete summaries of the material terms if no plan document exists. The Sellers do not maintain any "single employer plan" within the meaning of Section 4001(a)(15) of ERISA. No property right of the Sellers is the subject of a lien of the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4068. To the best of the Sellers' knowledge, no "prohibited transactions" (as that term is defined in ERISA Section 406 or Section 4975 of the Internal Revenue Code of 1986, as amended) involving the Sellers of any "employee welfare benefit plan" sponsored by the Sellers have occurred.

              4.16.  Environmental Matters.

              (a) For the purposes of Section 4.16 and Section 11 of this Agreement, the following definitions shall apply:

              Environment: Ambient air, surface water, groundwater, soil, sediment and land.

              Environmental Conditions: Any environmental contamination of any kind or nature resulting from the presence of Hazardous Materials in the surface soils, subsurface soils, surface waters or groundwater.

              Environmental Laws: All existing federal, state or local laws or ordinances and any regulations, rules, or administrative or judicial rulings issued or promulgated thereunder and common law relating to (1) Releases or threatened Releases of Hazardous Materials or materials containing Hazardous Materials; (2) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or (3) otherwise relating to the protection of human health or the Environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. S 9601 et seq., ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. S 6901 et seq., ("RCRA"), the Clean Water Act, 33-U.S.C. S 1251 et seq., the Clean Air Act, 42 U.S.C. S 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. S 2601 et seq., ("TSCA"), and all state analogues and counterparts to any of the foregoing, except for OSHA Laws (as hereinafter defined), which are the subject of specific representations and warranties in Section 4.18 hereof.

              Facilities:  As defined in Section 1.6.

              Hazardous Materials: Any substance defined as "Hazardous Waste", "Hazardous Substance", "Hazardous Material", pollutant or contaminant under any existing Environmental Laws. Hazardous Materials include, without limitation, asbestos, polychlorinated biphenyls and petroleum products.

              Phase I Environmental Assessments: The Phase I environmental audit reports concerning the Facilities, if any, obtained by the Sellers or Hasty pursuant to Section 7.4 hereof; and

              Release: Any spilling, leaking, pumping, pouring, leaching, emitting, emptying, discharging, injecting, escaping, dumping or disposing of Hazardous Materials or materials containing Hazardous Materials into the Environment.

              (b) Except as set forth in Schedule 4.16 and except as set forth in the Phase I Environmental Assessments, to the best of the Sellers', CHI's and Hasty's knowledge, there are no Environmental Conditions on, at, under or emanating from any of the Facilities. To the extent that the Sellers use any materials that are classified as Hazardous Materials in their ordinary business operations, all of such items are being, and will continue to be by Sellers prior to Closing, used in accordance with all applicable Environmental Laws.

              (c) Except as set forth in Schedule 4.16 and except as set forth in the Phase I Environmental Assessments, the Sellers have not received any notice of any Litigation claiming or alleging that the Sellers (i) have violated any applicable Environmental Laws; or (ii) are responsible or potentially responsible for any remedial or removal action under any applicable Environmental Laws, and on the date hereof to the best of the Sellers', CHI's and Hasty's knowledge, no such Litigation is threatened.

              (d)    Except as disclosed in Schedule 4.16:

              (i) the Sellers have all Permits required under applicable Environmental Laws that are necessary to conduct the business of the Sellers at the Facilities as presently conducted, the absence of which would have a material adverse effect on the Sellers (the "Material Environmental Permits"), and have provided copies of all the Material Environmental Permits to the Buyer;

              (ii) all the Material Environmental Permits are in full force and effect and the Sellers are not in material default of any thereof;

              (iii) to the best of Sellers', CHI's and Hasty's knowledge, there is no threatened suspension, cancellation or non-renewal of any of the Material Environmental Permits or any basis for such suspension, cancellation or non-renewal;

              (iv) the Sellers shall apply to renew all the Material Environmental Permits that shall expire on or before Closing; and

              (v) Schedule 4.16 lists all the Material Environmental Permits which by their terms or by operation of law will expire or otherwise become ineffective upon or by reason of the completion of the transaction contemplated in this Agreement. The Sellers shall use their commercially reasonable efforts and cooperate with the Buyer in securing a transfer or reissue of such Material Environmental Permits on substantially similar terms to the Buyer so as to allow the Buyer to continue the Subject Business at the Facilities without interruption after Closing.

                     (e) PCB Items. Except as set forth in Schedule 4.16, to the best of the Sellers', CHI's and Hasty's knowledge, none of the Purchased Assets is a PCB Item (as defined in 40 C.F.R. S 761.3).

              4.17.  Permits, Licenses, Etc.  Except as set forth in Schedule
4.17 attached hereto, to the best of the Sellers', CHI's and Hasty's knowledge, the Sellers have all Permits (except for Environmental Permits, which are the subject of specific representations and warranties in Section 4.16) that are required in order to carry on the business of the Sellers as presently conducted, the absence of which would have a material adverse effect on the Sellers (the "Material Permits"), and are not in material default of any thereof. Schedule 4.17 sets forth a correct and complete list of all Material Permits, all of which are in full force and effect, and, to the best knowledge of the Sellers, CHI and Hasty, no suspension, cancellation or non-renewal of any Material Permit is threatened, nor, to the best of the Sellers', CHI's and Hasty's knowledge, does there exist any basis for such suspension, cancellation or non-renewal. As to any such Material Permit that has expired or shall expire on or prior to the Closing Date, the Sellers have applied or will apply for the renewal of same and expect the same to be renewed in the usual course of business. The Sellers shall use their commercially reasonable efforts and cooperate with the Buyer in securing a transfer or reissue of such Material Permits to the Buyer so as to allow the Buyer to continue the Subject Business without interruption after Closing. A true, complete and correct copy of each Material Permit as set forth in Schedule 4.17 has been delivered to the Buyer.

              4.18. OSHA. The Sellers have not received citation respecting any material violation of the OSHA Laws by the Sellers relating to the Subject Business, and to the best of the Sellers', CHI's and Hasty's knowledge, the Sellers are not in material violation of, and have not been in material violation of, the Occupational Safety and Health Act of 1970, including applicable standards, rules and regulations thereunder, or any other federal, state or local or foreign laws, including rules and regulations thereunder relating or otherwise affecting employee health and safety (collectively, the "OSHA Laws").

              4.19. Inventory and Rental Equipment. The items of Inventory and those items of the Fixed Assets held for rental (including, without limitation, mattress systems and related equipment) (collectively, the "Rental Equipment") contained in the Purchased Assets are not obsolete or defective and such items are saleable or usable in the ordinary course of business. The levels of the Inventories and Rental Equipment currently on hand are not, and the amount of Inventories and Rental Equipment on hand as of the Closing will not be, materially in excess of or less than that necessary for the operation of the Subject Business in the ordinary course of business consistent with past practices of the Sellers. Slow-moving or under utilized Inventory and Rental Equipment (collectively, the "Obsolete Inventory") have been written off in the Sellers' Financial Statements in accordance with GAAP, except for certain items of Obsolete Inventory (the aggregate value of which is not material) which have been retained on the books of the Sellers in order to service certain customers.

              4.20. Insurance Policies. Included in Schedule 4.20 attached hereto is a true and complete Schedule of all policies of fire, public liability and other kinds of insurance maintained as of the date hereof by the Sellers relating to the Subject Business and the Purchased Assets, except any and all life insurance policies on the lives of anyone other than John A. Carbona, which Schedule includes, without limitation, the kind of insurance, the insurer, the amount of coverage, the expiration date, the annual premium, the person(s) to whom the proceeds are payable, the policy number and any pending claim(s) thereunder. All such policies are binding and in full force and effect, and there exists no default, or event that with notice or the lapse of time or both, would constitute a default, under any such insurance policy by the Sellers or, to the best knowledge of the Sellers, CHI and Hasty, by the insurance company issuing such policy.

              4.21.  Intellectual Properties.

                     (a) Attached hereto as Schedule 4.21 is a list of all patents, patent applications, trademarks, trademark applications, trade names, copyrights and copyright applications owned or used by the Sellers in connection with the Subject Business, including, without limitation, the Hasty Intellectual Properties, and the respective ownership thereof. Listed on such Schedule are also all licenses and other agreements related thereto, identifying each licensor and licensee and the Sellers have delivered to the Buyer complete and current copies of each such written license and other agreements and true and complete summaries of any oral agreements. Such Schedule further lists all material agreements relating to third party technology, know-how and processes which is proprietary to the Sellers or which the Sellers are licensed or authorized to use in connection with the Subject Business, identifying each licensor and licensee, and the Sellers have delivered to the Buyer complete and correct copies of each such written license and other agreement and true and complete summaries of any oral agreements. The Sellers hold free from contractual restriction, except those described in Schedule 4.21, all Sellers' Intellectual Properties indicated as being owned by the Sellers in such Schedule and Hasty owns free from any contractual restriction, except those described in Schedule 4.21, all Hasty Intellectual Properties indicated as being owned by Hasty in such Schedule. At the Closing, the Buyer will own or have all necessary rights to the Sellers' Intellectual Properties and, assuming the Hasty Intellectual Properties Agreement is executed and delivered by the Buyer and Hasty, the Hasty Intellectual Properties used or necessary to operate the Subject Business in the manner in which the Subject Business has heretofore historically been operated by the Sellers. All patents, trademarks and copyrights of the Sellers and Hasty used in connection with the Subject Business are valid. Except as otherwise set forth in Section 7.7 hereof, all licenses for the use of the Hasty Intellectual Properties by anyone other than the Buyer will be terminated on or before the Closing.

                     (b) Except as set forth in Schedule 4.21, (i) the consummation of the transaction contemplated hereby will not alter or impair any rights to use the Sellers' Intellectual Properties or the Hasty Intellectual Properties, (ii) no known claims have been asserted by any person challenging the Sellers' or Hasty's right as to any of the Sellers' Intellectual Properties, (iii) to the best of the Sellers', CHI's and Hasty's knowledge and belief, none of the Sellers' Intellectual Properties or the Hasty Intellectual Properties infringe or otherwise violate the rights of others or are being infringed upon by others, (iv) no licenses, sublicense or agreements pertaining to any of the Sellers' Intellectual Properties or the Hasty Intellectual Properties used in connection with the Subject Business have been granted by the Sellers or Hasty, as the case may be, to any person or entity other than the Sellers, and (v) to the best of the Sellers', CHI's and Hasty's knowledge and belief, none of the services or products provided by the Sellers in connection with the Subject Business infringe upon or violate or is alleged to infringe upon or violate any patent, copyright, trademark, trade secret or any other intellectual property rights or similar rights of any third parties.

              4.22. Full Disclosure. Neither this Agreement, the Schedules attached hereto, nor any other document furnished by the Sellers, CHI or Hasty to the Buyer, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading. Any matter disclosed on any Schedule attached hereto is, to the extent applicable to any other Schedule hereunder, incorporated into such Schedule.

       5. Buyer's Representations and Warranties. The Buyer hereby represents and warrants to, and agrees with, the Sellers, CHI and Hasty as follows:

              5.1. Authority; Binding Effect; Enforceability. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Texas. The execution and delivery by the Buyer of this Agreement and all other instruments and documents to be executed and delivered by the Buyer in connection herewith (collectively, the "Ancillary Buyer Documents"; together with the Ancillary Documents, the "Ancillary Documents"), and the consummation by the Buyer of the transactions contemplated herein and therein, have been duly and validly authorized by the Board of Directors of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to Creditors' Rights and Equity. When duly and validly executed and delivered by the Buyer, the Ancillary Buyer Documents will constitute the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to Creditors' Rights and Equity. The Buyer has all requisite corporate power and authority to enter into this Agreement and all Ancillary Buyer Documents and perform its obligations hereunder and thereunder.

              5.2. No Conflicts. The execution and delivery by the Buyer of this Agreement and any Ancillary Buyer Documents, the consummation by the Buyer of the transactions contemplated hereby and thereby, and compliance by the Buyer with any of the provisions hereof and thereof will not (a) conflict with or result in a breach of any provision of the Buyer's Articles of Incorporation or By-Laws, (b) with or without the giving of notice or lapse of time or both, violate any (i) judgment, order, writ or decree of any Court applicable to the Buyer or (ii) any Law to which the Buyer is subject, or (c) result in the material breach, conflict, default, or modification of with any terms, provisions, covenants or conditions of (or give rise to any right of termination, cancellation, or acceleration under) the provisions of any agreement, note, lien, mortgage, indenture, lease, or other instrument or obligation by which the Buyer may be bound.

              5.3. No Consents. No consent, authorization or approval of, or filing with or exemption by any governmental, public or self-regulatory body, authority or any other person is required in connection with the execution and delivery by the Buyer of this Agreement or any Ancillary Buyer Documents, or the consummation by the Buyer of any of the transactions contemplated hereby or thereby.

              5.4. Brokers or Finders. Except for JAD Capital, Inc., no broker or finder has been involved in this transaction on behalf of the Buyer and no party will be obligated to pay any brokers' or finders' fees in connection with this transaction as a consequence of any action or inaction on the Buyer's part. The Buyer will pay any broker's or finder's fee due to JAD Capital, Inc.

              5.5. Litigation. The Buyer has received no notice with respect to any Litigation and, to the best knowledge of the Buyer, there is no Litigation threatened, before or by any federal, state, municipal, or other governmental, administrative or self-regulatory instrumentality or agency (or any private arbitration tribunal), against or relating to the Buyer. To the best knowledge of the Buyer, there is no situation or state of affairs involving the Buyer that could serve as the basis for any Litigation.

       6.     Non-Competition; Confidentiality.

              6.1. Sellers' and CHI's Non-Competition. As an inducement and necessary incident to the Buyer's acquisition of the Purchased Assets, the Sellers and CHI agree that for a period of ten (10) years from and after the Closing Date (the "Term"), neither the Sellers nor CHI will own, operate, engage in or be interested or affiliated with, or be employed by, directly or indirectly, a business engaged in the Subject Business, in the United States of America; provided, that the purchase of publicly traded securities of a corporation engaged in such business or service shall not in and of itself be in violation of this Agreement so long as neither the Sellers nor CHI (in the aggregate) owns, directly or indirectly, more than three (3%) percent of the securities of such corporation, and provided further that activities permitted pursuant to Section 7.5 hereof shall not be deemed a violation of this Agreement. Further, in the event of the default by the Buyer (a) after Closing of any of the Buyer's covenants and agreements set forth herein, and the failure of the Buyer to cure such default within any applicable grace period, or (b) under the Note and the foreclosure by the Sellers of the assets of the Buyer securing the repayment of the Note, the provisions of Sections 6.1 and
6.2 hereof shall be terminated and of no force and effect as of the date of expiration of the applicable grace period, with respect to (a) above, or as of the date of such foreclosure by the Sellers, with respect to (b) above, as the case may be.

              6.2. Sellers', CHI's and Hasty's Nondisclosure, Non-Solicitation and Cooperation. Except as required by law or with respect to litigation under this Agreement, the Sellers, CHI and Hasty agree that they shall not disclose to anyone other than the Buyer and hold in strictest confidence any and all confidential, non-public data and information (the "Confidential Information") within their or his knowledge concerning the Subject Business. The Sellers, CHI and Hasty shall use their commercially reasonable efforts to insure that all employees, agents and authorized representatives will keep the Confidential Information confidential, and shall take all reasonable measures as the Sellers, CHI and Hasty would use to protect their own Confidential Information. Further, the Sellers, CHI and Hasty agree that for a period of two (2) years after the Closing Date, they will not, directly or indirectly, induce any of the employees of the Sellers that are hired by the Buyer to leave the employ of the Buyer. From and after the Closing, the Sellers, CHI and Hasty will not interfere with the Buyer's business relations with respect to the Subject Business.

              6.3. Remedies. The Buyer shall be entitled to specific performance, injunctive, and other equitable relief for the enforcement of the provisions of Sections 6.1 and 6.2 hereof by a court of competent jurisdiction, it being acknowledged and agreed by the Sellers and CHI that any breach or threatened breach of Sections 6.1 or 6.2 will cause irreparable injury to the Buyer for which money damages alone will not provide an adequate remedy. The rights and remedies set forth in this Section 6.3 shall be in addition to, and not in lieu of, any other rights and remedies available to the Buyer at law or in equity.

              6.4.   Reformation.  In the event that the provisions of this
Section 6 or any portion thereof should be found by a court of competent jurisdiction to be invalid or unenforceable because of public policy or for any similar reason, such court shall be authorized by the parties hereto exercise its discretion in reforming such provisions for the purpose of affording and granting the broadest protection under this Section 6 which such court deems permissible and enforceable under the circumstances.

       7.     Additional Covenants and Agreements of the Parties.

              7.1. Operation of the Sellers Pending Closing. Between the date hereof and the Closing:

              (a) Except as contemplated by this Agreement, the Sellers will conduct the Subject Business according to its ordinary and usual course and substantially in the manner heretofore conducted, provided, however, the Sellers shall have the right to sell obsolete inventory. The Sellers will use their commercially reasonable efforts to preserve in all material respects its business organization, business relationships and employee relationships intact. The Sellers will maintain, service and repair (if necessary) the Fixed Assets, Production Supplies, Inventory and Rental

       Equipment so that, at Closing, such Fixed Assets, Production Supplies, Inventory and Rental Equipment are in good operating condition and repair, ordinary wear and tear excepted.

              (b) The Sellers will maintain their books, accounts and records in the usual manner and will not change its accounting practices or policies.

              (c) The Sellers will maintain, in full force and effect, all of the policies of insurance now in effect, or renewals thereof, and will give all notices and will present all claims under all policies of insurance in due and timely fashion.

              (d) The Sellers will not increase or agree to increase the compensation payable or to become payable or benefits available or to become available to any of the employees or agents of the Sellers, except raises or other benefits to be given in the ordinary course of the Sellers' business.

              (e) The Sellers will not sell, transfer, license, encumber or otherwise dispose of any assets or properties, except for the sale of Excluded Assets and its inventory in the ordinary course of business, in accordance with normal and historical pricing, warranty and other sales terms.

              (f) The Sellers, consistent with the Sellers' past practices, will comply in all respects with all applicable laws, rules, regulations, judgments, decrees, orders, governmental permits, certificates and licenses, including without limitation, those relating to the filing of reports and the payment of income, franchise and other taxes, duties and charges due to be paid prior to the Closing.

              7.2. Access to Information. From the date of this Agreement until the Closing, the Buyer shall be entitled, through its employees and representatives, to make such investigations of the assets, liabilities, properties, business and operations of the Sellers and the Subject Business, and such examination of the books, records and financial condition of the Sellers and the Subject Business, as the Buyer wishes. Any such investigation and examination shall be conducted upon reasonable notice to the Sellers at reasonable times and under reasonable circumstances and the Sellers shall cooperate fully therein. In order that the Buyer may have full opportunity to make such business, accounting and legal review, examination and investigation as it may wish of the business and affairs of the Sellers, the Sellers shall furnish the representatives of the Buyer during such period with all such information and copies of such documents concerning the affairs of the Sellers as such representatives may reasonably request and shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination. If this Agreement is terminated, the Buyer, its officers, directors, employees, agents and authorized representatives shall keep confidential and shall not use in any manner any information or documents obtained from the Sellers concerning the assets, liabilities, properties, customer lists, business and operations of the Sellers, unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Buyer independently of any investigation of the Sellers, or received from a third party not under an obligation to the Sellers to keep such information confidential. If this Agreement is terminated,

(a) the Buyer shall immediately return to the Sellers any documents obtained from the Sellers together with all copies thereof then in the Buyer's possession or under the Buyer's control, and shall agree thereafter to keep the contents thereof strictly confidential and (b) the Buyer shall not induce or attempt to induce, or assist others in inducing or attempting to induce, any employee of the Sellers to terminate his relationship with the Sellers for a period of two (2) years from the date hereof. The Sellers shall be entitled to specific performance, injunctive and other equitable relief for the enforcement of the provisions of this Section 7.2 by a court of competent jurisdiction, it being acknowledged and agreed by the Buyer that any breach or threatened breach of this Section 7.2 will cause irreparable injury to the Sellers for which money damages alone will not provide an adequate remedy. The rights and remedies set forth in this
Section 7.2 shall be in addition to, and not in lieu of, any of the rights and remedies available to the Sellers at law or in equity.

              7.3.   Mail.

              (a) The Sellers hereby authorize the Buyer from and after the Closing to receive and open all mail and other communications addressed to the Sellers and received by the Buyer, and to act with respect to such communications in such manner as the Buyer may elect if such communications relate to the Purchased Assets or the Subject Business, or, if such communications do not so relate, the Buyer agrees to maintain the confidentiality thereof and forward the same promptly (and in no event later than ten (10) days after receipt) to the Sellers.

              (b)    The Sellers shall promptly (and in no event later than ten
       (10) days after receipt) deliver to the Buyer the original of any mail or other communication received by it after the Closing pertaining to the Purchased Assets or the Subject Business in respect of the period after the Closing Date.

              7.4. Phase I Environmental Assessments. If requested by the Buyer's lender, or if otherwise reasonably requested by the Buyer, the Sellers shall promptly cause Phase I environmental audits (the "Phase I Environmental Assessments") of the 1735 Facility and the 1201 Facility to be prepared and delivered to the Buyer. Subject to the limitations set forth in the immediately succeeding sentence, the Sellers shall undertake and shall perform until completed all commercially reasonable environmental remediation and corrective actions set forth in the Phase I Environmental Assessments, subject to the limitations set forth in this Section 7.4. The Sellers shall diligently attempt to complete all such corrective actions on or before the Closing Date, and shall bear all fees, costs and expenses (the "Remediation Costs") arising from or in connection with performance of such corrective actions up to an aggregate amount of Two Hundred Thousand ($200,000) Dollars. If the Remediation Costs exceed Two Hundred Thousand ($200,000) Dollars, and the Sellers notify the Buyer that they will not expend funds in excess of such amount for such remediation, the Buyer shall have the option to: (a) pay for any excess Remediation Costs, (b) consummate the transactions contemplated herein, but the Buyer, at its option, will be relieved of the obligation to lease the Facility requiring such corrective action, or (c) terminate this Agreement.

              7.5. New Products. From and after the Closing Date, the Sellers, CHI and Hasty hereby agree to grant to the Buyer the right of first refusal to license or otherwise use any product, process, know-how, patent or the like (collectively, the "New Products") developed, created or otherwise invented by any of them for a period of ten (10) years after the Closing Date which relate to the Subject Business, which license or right to use will be evidenced by an appropriate agreement containing royalties, terms and conditions which are commercially reasonable with respect to such New Products and their usage and marketability. The Sellers, CHI and Hasty hereby agree to promptly notify the Buyer in writing of any such New Products, and if the Buyer desires to use any such New Products, the parties hereto agree to use their commercially reasonable efforts to enter into an agreement whereby the Buyer will be entitled to use such New Products in connection with the Subject Business.

              7.6. WARN Act. From and after the Closing, the Buyer will assume and be responsible for compliance with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101(a)(2) et. seq. (the "WARN Act") with respect to the employees (the "Sellers' Former Employees") of the Sellers engaged in the Subject Business on the Closing Date. The Buyer agrees that the Sellers will cease to be the employers of the Sellers' Former Employees as of the Closing Date. The Buyer warrants and represents that, on or before the Closing Date:

              (a) the Buyer will offer employment to and employ as many of the Sellers' Former Employees as is necessary to avoid a "plant closing" as such term is defined in the WARN Act;

              (b) the Buyer will offer employment to and employ as many of the Sellers' Former Employees as is necessary to avoid a "mass layoff" as such term is defined in the WARN Act; and

              (c) the Buyer will take all other actions necessary to avoid the Sellers' liability pursuant to the WARN Act pursuant to the consummation of the transaction herein contemplated.

              7.7. Termination of Licenses. At the Closing, the Sellers and Hasty shall terminate all agreements between them pursuant to which the Sellers have used the Hasty Intellectual Properties, and the Sellers and Hasty shall terminate all license agreements, if any whereby any other persons or entities have used the Sellers' Intellectual Properties or the Hasty Intellectual Properties, as the case may be, except with respect to authorized dealers, representatives or distributors of the Sellers whose contracts are being assigned to, and assumed by, the Buyer hereunder.

              7.8. Release of 1995 Carbona Agreement. At the Closing, Cardio Systems Operations, Inc. shall release Carbona from the 1995 Carbona Agreement (the "Carbona Release").

              7.9. Termination of Old Leases. CHA and the Sellers shall terminate the Old 1735 Lease, and Hasty, as the sole owner of CH Management, shall cause CH Realty to terminate the Old 1201 Lease.

              7.10. Commercially Reasonable Efforts. The parties hereto shall each use their commercially reasonable efforts to cause the fulfillment of the conditions set forth in Sections 9 and 10 which they are in a position to effect prior to the Closing.

              7.11.  Schedules and Exhibits.

              (a) On or before January 31, 1997, the Sellers agree to deliver to the Buyer, for the Buyer's review and approval, all of the Schedules referred to herein. Such Schedules, upon approval thereof by the Buyer, shall be attached hereto and be incorporated herein for all purposes. The Buyer agrees to review the Schedules promptly upon their receipt from the Sellers, and to notify the Sellers in writing of approval or rejection of the Schedules within fifteen (15) days of receipt. If the Buyer rejects the Schedules, this Agreement will terminate without liability on the part of any party hereto to any other party hereto (except for the rights and obligations set forth in Section 7.2 hereof).

              (b) The Buyer, the Sellers, CHI and Hasty agree, in good faith, to use commercially reasonable efforts to agree to the form of the Exhibits on or before January 15, 1997, which Exhibits, when agreed to, shall be attached hereto and incorporated herein for all purposes. If the Exhibits are not agreed to by such date, the Sellers, CHI and Hasty, on the one hand, and the Buyer, on the other hand, shall have the right to terminate this Agreement without liability on the part of any party hereto to any other party hereto (except for the rights and obligations set forth in Section 7.2 hereof).

              7.12. Sellers' Litigation. The Sellers and the Buyer agree to use their respective commercially reasonable efforts to agree upon (a) the transfer at Closing to the Buyer of litigation in which a Seller is suing for the collection of monies owed to it, and (b) the terms of the management by the Buyer of litigation in which a Seller is the defendant or a Seller is subject to a counterclaim by another party to such litigation. The agreement of the parties hereto to the matters set forth in this Section 7.12 is not a condition of Closing.

       8.     Employee Matters.

              8.1. Employment. The Sellers will use their commercially reasonable efforts to assist the Buyer in retaining those of the Employees to whom the Buyer elects to offer employment, but the Sellers will not be obligated to incur any costs or expenses in connection therewith.

              8.2. Benefit Plans. The Sellers shall take such action as may be appropriate with respect to any Benefit Plans so that after the Closing Date, the Buyer shall not be obligated to any Employees, whether or not hired by the Buyer, with respect to and under such Benefit Plans. Further, the Sellers shall be responsible for any continuation of coverage of group health plans under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for any employees terminating on or before the Closing Date. The Sellers shall cause the trustees of the 401(k) plan sponsored by them to transfer to the plan established by the Buyer under Section 8.3 hereof the account balance of participants hired by the Buyer. Such transfer shall be effected in a trustee-to-trustee transaction governed by Section 414(l) of the Internal Revenue Code of 1986, as amended (the "Code").

              8.3. Buyer Benefit Plans. Not later than the Closing Date, the Buyer shall establish a qualified profit sharing plan, which includes a cash or deferred arrangement under Section 401(k) of the Code, and a medical benefit plan, each of which shall have terms comparable to the corresponding plans maintained by the Sellers. Each of such plans shall provide for immediate eligibility and continuation of prior service with the Sellers for Employees of the Sellers who are hired by the Buyer as of the Closing Date. The Buyer shall use all commercially reasonable efforts to obtain a medical benefit plan that does not impose any condition or limitation on such Employees due to pre-existing conditions. The Buyer shall cause the trustee of the 401(k) plan established by it to accept a transfer of funds held by the Sellers' 401(k) plans pursuant to Section 8.2.

       9. Conditions Precedent to the Obligations of Buyer. The obligations of the Buyer under this Agreement are subject to the delivery of the documents and other items set forth in Sections 3.2 and 3.4 and the satisfaction, at or prior to the Closing, of each of the following conditions (unless expressly waived in writing by the Buyer), and the Sellers, CHI and Hasty shall exert their commercially reasonable efforts to cause each such condition to be so fulfilled:

              (a) The execution and delivery by Hasty of the Hasty Intellectual Properties Agreement and the Hasty Non-Competition Agreement;

              (b)    The execution and delivery of the New Lease Agreements;

              (c) Carbona shall have entered into an Employment Agreement (the "New Carbona Employment Agreement") with the Buyer on terms satisfactory to the Buyer and Carbona;

              (d)    The delivery of the documents and monies required under
       Section 3.2;

              (e) No litigation, governmental action or other proceeding shall have been threatened, asserted or commenced which materially adversely affects the Sellers, the Purchased Assets or the transactions contemplated hereby;

              (f) Prior to the Closing, any Encumbrances to which the Purchased Assets are subject (except Permitted Exceptions) shall have been released and the Buyer shall be provided with evidence of such releases having been filed in the appropriate offices of governmental authorities in each jurisdiction where such filing is necessary for proper filing in accordance with applicable law;

              (g) The Sellers shall have completed the corrective actions (if any) required under Section 7.4 hereof;

              (h)    The delivery of the Compass Bank 1201 Consent; and

              (i) The Buyer shall have completed a pre-acquisition review of the Subject Business, including, without limitation, a review of the Inventory, the Fixed Assets, the Personal Property Leases, the Real Property Leases, the Assumed Contracts and the Facilities, and shall have discovered no conditions, facts or circumstances which, in the opinion of the Buyer, could have a material adverse effect on the value to the Buyer of the Subject Business, or its condition (financial or otherwise) or prospects taken as a whole.

       10. Conditions Precedent to the Obligations of Sellers, CHI and Hasty. The obligations of the Sellers, CHI and Hasty under this Agreement are subject to the delivery of the documents and other items set forth in Sections
3.3 and 3.4 and the satisfaction, at or prior to the Closing, of each of the following conditions, and the Buyer shall exert its commercially reasonable efforts to cause each such condition to be so fulfilled:

              (a) The execution and delivery by the Buyer of the New Lease Agreements, the Hasty Intellectual Properties Agreement and the Hasty Non-Competition Agreement;

              (b)    The delivery of the documents and monies required under
       Section 3.3;

              (c) Carbona shall have entered into the New Carbona Employment Agreement and the Sellers, CHI and Hasty shall have approved the termination of employment for "cause" provisions of the New Carbona Employment Agreement, which approval will not be unreasonably withheld;

              (d) The delivery of the Compass Bank Release and the Compass Bank 1201 Consent; and

              (e) The receipt by Hasty of an appraisal reasonably satisfactory to Hasty of the valuation of the Hasty Intellectual Properties, provided, however, this condition shall lapse and be of no force and effect if Hasty does not deliver to the Buyer written notice on or before January 15, 1997 that this condition has not been satisfied. If this condition is not satisfied by such date, and Hasty does not waive this condition, this Agreement shall terminate and the parties hereto shall have no liability to any other party hereto (except the obligations set forth in Section 7.2 hereof).

       11.    Indemnification Provisions.

              11.1. Losses. For purposes of this Section 11, the terms "Loss" or "Losses" shall mean each and all of the following items, namely claims, losses, liabilities, damages, fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, and reasonable fees and disbursements of counsel and other experts, and the cost to the person(s) seeking indemnification (the "Indemnitee") of any funds expended by reason of the occurrence of any of the events enumerated in Sections 11.2 or 11.3.

              11.2.  Indemnification.

              (a) Subject to the limitations set forth in Section 11.4 hereof, in accordance with the procedures set forth in Section 11.3 (if applicable), the Sellers, CHI and Hasty, jointly and severally shall indemnify the Buyer against and hold it harmless from any and all Losses resulting from or arising out of: (i) any inaccuracy in or breach of any representation or warranty made by the Sellers, CHI or Hasty in this Agreement or in any Ancillary Document, (ii) any non-fulfillment or breach or default in the performance by the Sellers, CHI or Hasty of any of the covenants or agreements made by the Sellers, CHI or Hasty herein or in any Ancillary Document; (iii) any liability of the Sellers, CHI or Hasty other than an Assumed Liability, arising out of the ownership of the Purchased Assets or conduct of the Subject Business prior to the Closing; and (iv) any failure by the Sellers to deliver good title to any Purchased Asset to the Buyer, free and clear of all Encumbrances, except Permitted Exceptions.

              (b) Subject to the limitations set forth in Section 11.5 hereof, in accordance with the procedures set forth in Section 11.3 (if applicable), the Buyer shall indemnify the Sellers, CHI and Hasty against any and all Losses resulting from or arising out of: (i) any inaccuracy in or breach of any representation or warranty made by the Buyer in this Agreement or in any Ancillary Document, (ii) the Buyer's failure to satisfy any Assumed Liabilities in accordance with the terms of this Agreement; (iii) any non-fulfillment or breach or default in the performance by the Buyer of any of the covenants or agreements made by the Buyer herein or in any Ancillary Document; and (iv) the ownership of the Purchased Assets by the Buyer or conduct of the Subject Business by the Buyer after the Closing.

              11.3.  Procedure.

              (a) In the event that an Indemnitee shall suffer a Loss which is not the subject of Litigation, the Indemnitee shall give notice thereof to the Indemnitor (as hereinafter defined).

              (b)    Indemnification Notice.

                     (i) Promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 11.2 or 11.3, the Indemnitee shall give written notice thereof (the "Notice") to the person from whom indemnification is sought pursuant hereto (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder. In case any such Litigation is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee within thirty (30) days after receipt of the Notice of its intention to do so, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's own expense. If the Indemnitor shall assume the defense of such Litigation, it shall not settle such Litigation unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such

              Litigation. Notwithstanding the assumption by the Indemnitor of the defense of any Litigation as provided in this subsection, the Indemnitee shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

                     (ii) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Litigation within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Litigation, then the Indemnitee may assume the defense of any such Litigation, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in such Litigation or any settlement thereof effected by the Indemnitee, provided that the Indemnitee may not settle any such Litigation without the Indemnitor's written consent, which consent will not be unreasonably withheld. The Indemnitor shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

              (c) Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses under Sections 11.2 or 11.3 shall be payable by the Indemnitor no later than thirty (30) days after the submission by the Indemnitee to the Indemnitor of documentation supporting such Loss. A Loss payable hereunder shall be submitted to the Indemnitor or set-off against the Note in accordance with Section 11.3(d) (i) if the event is the subject of Litigation, when the matter has been finally adjudicated, or (ii) if the event is not the subject of Litigation, when the Indemnitee has properly paid or accrued the Loss.

              (d) In the event the Sellers, CHI or Hasty shall become obligated to indemnify the Buyer or any of its successors or assigns pursuant to the terms of this Section 11, the Buyer shall first set-off all the amount thereby becoming due to the Buyer by the Sellers, CHI or Hasty against the unpaid balance of principal and accrued interest, if any, then remaining on the Note in the direct order of the installments then due thereunder and, thereafter, proceed directly against the Sellers, CHI and Hasty. Upon the exercise by the Buyer of its rights of set-off granted in this Section 11.3(d) with respect to the Note, the amount which the Buyer is entitled to set-off against the Note shall be, and be deemed to be, applied in reduction of, and shall constitute a payment or prepayment of, the unpaid balance of the principal and accrued interest, if any, then remaining on the Note, and the Sellers will endorse the amount of such reduction or payment on the reverse side of the Note as a credit against the unpaid balance of the principal thereof and interest thereon. Such set-off shall not be applied if the Sellers, CHI or Hasty, as the case may be, pays such claim in cash to the Buyer. The Buyer shall also have the right of set-off against the unpaid principal balance and accrued interest, if any, on the Note, as set forth in the Hasty Intellectual Properties Agreement, and in the event of a breach by Hasty under the Hasty Non-Competition Agreement, in which event the Buyer will be entitled to set-off in the manner set forth in this Section 11.3(d), against the unpaid principal balance and accrued interest, if any, on the Note.

              (e) The remedies in this Section 11 shall be the parties' exclusive remedies with respect to any and all matters covered by this Agreement, except for the remedies of specific performance, injunctive and other equitable relief.

              11.4.  Limitation on Buyer's Claims.

              (a) Subject to the provisions of Section 11.4(b), in calculating any indemnification amount payable to the Buyer pursuant to
       Section 11.2(a), the Sellers, CHI and Hasty shall not be liable to the Buyer under Section 11.2(a) until the aggregate amount of such Loss or Losses exceeds Five Thousand ($5,000) Dollars (the "Sellers' Basket"). If the amount of Losses due to the Buyer under Section 11.2(a) hereof exceeds the Sellers' Basket, the Buyer shall be entitled to indemnification hereunder only to the extent that the total amount of such Losses exceeds the Sellers' Basket, but in no event shall the Buyer be entitled to receive indemnification for Losses in an amount greater than Ten Million ($10,000,000) Dollars in the aggregate.

              (b) Notwithstanding anything to the contrary in Section 11.4(a) above, in calculating any amounts payable to the Buyer with respect to any Losses arising from or relating to (i) representations or warranties made in Section 4.4(a) hereof or (ii) an Excluded Liability (except for Section 1.4(d)), there shall be no Sellers' Basket (i.e., the Buyer shall be entitled to indemnification as to the first dollar of such Loss), and the Buyer shall be entitled to recover indemnification for such Losses in an amount up to the Purchase Price. If a particular Loss under this Agreement can be attributed to both a breach of a representation or warranty and to an Excluded Liability, such Loss shall be treated, for indemnification purposes, as an Excluded Liability.

              11.5.  Limitation on Sellers' Claims.

              (a) In calculating any indemnification payable to the Sellers pursuant to Section 11.2(b), the Buyer shall not be liable to the Sellers under Section 11.2(b) until the aggregate amount of such Loss or Losses exceeds Five Thousand ($5,000) Dollars (the "Buyer's Basket").
       If the amount of Losses due to the Sellers under Section 11.2(b) hereof exceeds the Buyer's Basket, the Sellers shall be entitled to indemnification hereunder only to the extent that the total amount of such Losses exceeds the Buyer's Basket, but in no event shall the Sellers be entitled to receive indemnification for Losses in an amount greater than Ten Million ($10,000,000) Dollars in the aggregate.

              (b) Notwithstanding anything to the contrary in Section 11.5(a) above, in calculating any amounts payable to the Sellers with respect to any Losses arising from or relating to an Assumed Liability, there shall be no Buyer's Basket (i.e., the

       Sellers shall be entitled to indemnification as to the first dollar of such Loss), and the Sellers shall be entitled to recover indemnification for such Losses in an amount up to the amount of the Assumed Liability for which a Loss has been incurred by the Sellers.

       12. TERMINATION. THIS AGREEMENT MAY BE TERMINATED ON OR BEFORE THE CLOSING, WITHOUT LIABILITY ON THE PART OF ANY PARTY HERETO TO ANY OTHER PARTY HERETO, BY:

              (a) the Buyer, if a material default shall be made by the Sellers, CHI or Hasty in the observance or in the due and timely performance by the Sellers, CHI or Hasty of any of the covenants of the Sellers, CHI or Hasty herein contained, or if there shall have been a material breach by the Sellers, CHI or Hasty of any of the warranties and representations of the Sellers, CHI or Hasty herein contained, or if the conditions of this Agreement to be complied with or performed at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Buyer; or

              (b) the Sellers, CHI or Hasty, if a material default shall be made by the Buyer in the observance or in the due and timely performance by the Buyer of any of the covenants of the Buyer herein contained, or if there shall have been a material breach by the Buyer of any of the warranties and representations of the Buyer herein contained, or if the conditions of this Agreement to be complied with or performed at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Sellers, CHI and Hasty.

In the event of termination by the Buyer or the Sellers, CHI and Hasty as provided above, written notice shall forthwith be given to the other parties.

       13.    Miscellaneous.

              13.1. Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in Sections 4 and 5 of this Agreement or in any Ancillary Document to which such party is a party shall survive the Closing for a period of three (3) years except that the representations and warranties contained in Section 4.12 shall survive until the date upon which the time to assess any Tax relating to the operations of the Sellers prior to the Closing ends, as such date may be extended by consent of the Sellers and/or by operation of law, and any liability or obligation with respect to Excluded Liabilities under Section 1.4 shall continue without time limitation. The survival of environmental representations and warranties contained in Section 4.16 shall be ten (10) years. Anything to the contrary in this Section 13.1 notwithstanding, (i) any representation or warranty which survives the Closing pursuant hereto shall survive the time it would otherwise terminate pursuant to this Section 13.1 if notice of the breach or violation or possible breach or violation thereof giving rise to a right or a possible right to indemnification shall have been given to the other party prior to such time; and (ii) each party's right to indemnification for the other party's fraudulent misrepresentations shall survive without limitation as to time. Except as otherwise specifically provided in this Section 13.1, any other claims under this Agreement other than claims (a) based upon a breach of Section 6.1 hereof or (b) on the Note and the documents securing the Note (if any) must be asserted in a court of competent jurisdiction hereunder by the party making the claim against the other party within four (4) years of the Closing Date, otherwise such claim will be void.

              13.2. Buyer's Investigation. All representations and warranties made by the parties hereto shall be binding regardless of any investigation made at any time by the parties. The Buyer may not rely upon any representations or warranties made by the Sellers, CHI or Hasty except as set forth in this Agreement, the Schedules, or in an Ancillary Document, or in a writing delivered to the Buyer by the Sellers, CHI or Hasty expressly referencing this Agreement. Notwithstanding the foregoing, in the event that the Buyer obtains actual knowledge prior to Closing of a material inaccuracy in, or breach of, any of such representations and warranties of the Sellers, CHI and/or Hasty, the Buyer agrees promptly to notify the Sellers, CHI and Hasty, in the manner set forth in Section 13.4 hereof, whereupon the Sellers, CHI and Hasty shall promptly use their commercially reasonable efforts to cure such inaccuracy or breach to the satisfaction of the Buyer. If such inaccuracy or breach is not cured, as aforesaid, the Buyer shall have the option to terminate this Agreement in accordance with Section 12(a) hereof, or to waive such inaccuracy or breach and proceed to Closing in accordance with the terms hereof without a reduction in the Purchase Price. The term "actual knowledge" with respect to the Buyer shall mean facts and information within the actual knowledge of the officers of the Buyer.

              13.3. Further Assurances. The parties hereto agree that each will execute and deliver to the other any and all documents in addition to those expressly provided for herein that may be necessary or appropriate to (a) vest in the Buyer title to and possession of the Purchased Assets, (b) perfect and record, if necessary, the sale, transfer, assignment, conveyance and delivery to the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Liabilities, and (c) otherwise carry out the provisions of this Agreement, whether before, at, or after the Closing. Each of the Sellers and the Buyer further agree that at any time and from time to time after the Closing, it will execute and deliver to the other party such further conveyances, assignments, or other written assurances as the other party may reasonably request to perfect and protect the Buyer's title to the Purchased Assets or the Buyer's assumption of the Assumed Liabilities. The Sellers, CHI and Hasty agree to cooperate with the Buyer with respect to audits or similar investigations with respect to the Subject Business.

              13.4. Notices. All notices, demands and requests which may be given or which are required to be given by any party to the others, shall be in writing and shall be deemed effective when either: (a) personally delivered to the intended recipient; (b) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) delivered in person to the address set forth below for the party to which the notice was given; (d) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne, Emery or Purolator, addressed to such party at the address specified below; or (e) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt or, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Section, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

              (1) If to the Sellers, to Cardio Systems, 1201 I-35E, Carrollton, Texas 75006; Attention: President; Fax: (972) 245-0103;

              With a copy to: John J. Meissner, Jr., Esq., Johnson, Fort, Meissner & Joseph, 1555 River Park Drive, Suite 108, Sacramento, California 95815; Fax (916) 920-9379; and Kenneth M. Horwitz, Esq., Vial, Hamilton, Koch & Knox, LLP, 1717 Main Street, Suite 4400, Dallas, Texas 75201; Fax: (214) 712-4402;

              (2) If to CHI, to CH Industries, Inc., 1201 I-35E, Carrollton, Texas 75006; Attention: President; Fax: (972) 245-0103;

              With a copy to: John J. Meissner, Jr., Esq., Johnson, Fort, Meissner & Joseph, 1555 River Park Drive, Suite 108, Sacramento, California 95815; Fax (916) 920-9379; and Kenneth M. Horwitz, Esq., Vial, Hamilton, Koch & Knox, LLP, 1717 Main Street, Suite 4400, Dallas, Texas 75201; Fax: (214) 712-4402;

              (3) If to CHA, to CH Administration, Inc., 1201 I-35E, Carrollton, Texas 75006; Attention: President; Fax: (972) 245-0103;

              With a copy to: John J. Meissner, Jr., Esq., Johnson, Fort, Meissner & Joseph, 1555 River Park Drive, Suite 108, Sacramento, California 95815; Fax (916) 920-9379; and Kenneth M. Horwitz, Esq., Vial, Hamilton, Koch & Knox, LLP, 1717 Main Street, Suite 4400, Dallas, Texas 75201; Fax: (214) 712-4402;

              (4) If to CHP, to CH Production, Inc., 1201 I-35E, Carrollton, Texas 75006; Attention: President; Fax: (972) 245-0103;

              With a copy to: John J. Meissner, Jr., Esq., Johnson, Fort, Meissner & Joseph, 1555 River Park Drive, Suite 108, Sacramento, California 95815; Fax (916) 920-9379; and Kenneth M. Horwitz, Esq., Vial, Hamilton, Koch & Knox, LLP, 1717 Main Street, Suite 4400, Dallas, Texas 75201; Fax: (214) 712-4402;

              (5) If to Hasty, to Charles E. Hasty, 1201 I-35E, Carrollton, Texas 75006; Attention: Charles E. Hasty; Fax: (972) 245-0103;

              With a copy to: John J. Meissner, Jr., Esq., Johnson, Fort, Meissner & Joseph, 1555 River Park Drive, Suite 108, Sacramento, California 95815; Fax (916) 920-

       9379; and Kenneth M. Horwitz, Esq., Vial, Hamilton, Koch & Knox, LLP, 1717 Main Street, Suite 4400, Dallas, Texas 75201; Fax: (214) 712-4402;

              (6) Or if to the Buyer, to Cardio Acquisition Corporation, C/O Crown Group, Inc., 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Attention: Edward R. McMurphy, President; Fax: (972) 719-4466;

              With a copy to: T. J. Falgout, III, Esq., 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Fax: (972) 719-4466.

Any party hereto may designate a different address by notice given to the other party.

              13.5. Expenses. Each party shall bear and be solely responsible for all expenses incurred by it in connection with and incident to the negotiation and preparation of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated herein and therein, whether or not such transactions are consummated as contemplated herein.

              13.6. Entire Agreement; Modification and Waiver. This Agreement (including the Exhibits when attached hereto, the Schedules when attached hereto, and the Ancillary Documents) sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations between the parties. The representations and warranties of the Sellers, CHI and Hasty contained herein shall not be effective until such time as the Schedules are agreed to by the Buyer and attached hereto in accordance with Section 7.11(a). This Agreement and each Ancillary Document may be modified or amended only by a writing executed by all the parties affected by such modification or amendment; and compliance with the terms and conditions hereof or thereof may be waived only by a writing signed by the party or parties entitled to the benefit of such term or condition.

              13.7. Binding Effect. Subject to Section 13.12 hereof, this Agreement and each Ancillary Document shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

              13.8. Headings. The section and paragraph headings in this Agreement and in each Ancillary Document have been inserted solely for convenience of reference and do not themselves constitute a part of this Agreement or such Ancillary Document.

              13.9. Counterparts. This Agreement and each Ancillary Document may be executed in two or more counterparts, all of which when taken together shall constitute one and the same instrument.

              13.10. Governing Law. THIS AGREEMENT AND EACH ANCILLARY DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE WHOLLY PERFORMED WITHIN SUCH STATE, EXCLUDING CONFLICT OF LAWS PROVISIONS AND THE LAWS OF A STATE WHERE PURCHASED ASSETS ARE LOCATED

TO THE EXTENT THE LAWS OF SUCH STATE PERTAIN TO THE TRANSFER AND ENCUMBRANCE OF SUCH PURCHASED ASSETS.

              13.11. Consent to Jurisdiction. Each of the parties hereto (a) consents and submits to the jurisdiction of the Courts of the State of Texas and of the Courts of the United States for a judicial district within the territorial limits of the State of Texas for all purposes of this Agreement and any Ancillary Document to which it is a party, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof and thereof; and (b) consents and submits to the venue of such action or proceeding in the City of Dallas and County of Dallas, Texas (or such judicial district of a Court of the United States as shall include the same).

              13.12. Assignment. No assignment by any party of this Agreement or any Ancillary Document or any right or obligation hereunder or thereunder may be made without the prior written consent of the other party; provided, however, that the Buyer may, upon prior written notice to the Sellers, assign its rights and obligations hereunder prior to Closing to any subsidiary of the Buyer, or to any person or entity owning more than fifty (50%) percent of the capital stock of the Buyer.

              13.13. No Third Party Beneficiaries. Nothing contained in this Agreement or in any Ancillary Document shall create or be deemed to create any rights or benefits in any third parties.

              13.14. Knowledge. Phrases referencing "the Sellers', CHI's and Hasty's knowledge" or "to the best of the Sellers', CHI's or Hasty's knowledge", or "known to the Sellers, CHI or Hasty", (or phrases similar thereto) in this Agreement shall mean facts and information within the actual knowledge of Hasty or the officers and directors of the Sellers and CHI as of the date of this Agreement, or, if applicable, as of the date a representation or warranty is made.

              13.15. No Shopping. Unless and until this Agreement is terminated pursuant to Section 12 hereof, the Sellers, CHI and Hasty shall not, and shall insure that their respective directors, officers, agents and advisers do not, institute, pursue or enter into any discussions or negotiations, whether or not preliminary in nature, with any person or entity, relating to any acquisitive transaction or change in control involving the Purchased Assets or the Subject Business.

              13.16. Public Announcements. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transaction contemplated hereby without the prior written approval of the Buyer and the Sellers, except as may be required by law.

              13.17. Permitted Exceptions. The term "Permitted Exceptions" shall mean liens, taxes, assessments and other governmental charges not yet due and payable and statutory liens, mechanics, laborers and materialmen liens arising in the ordinary course of business for sums not yet due. The term "Permitted Exceptions" with respect to real property leasehold estates of the Sellers shall mean (a) statutory and contractual landlord liens under leases wherein the Seller is a lessee thereof and is not in default, (b) any and all matters of record in the jurisdiction where the real property is located including, without limitation, restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens and (c) easements, rights-of-way, prescriptive rights, encroachments, protrusions, rights and party walls, and liens for taxes, assessments or other governmental charges not yet due.

              13.18. Bulk Transfer Laws. The Buyer agrees to waive compliance with Article 6 of the Uniform Commercial Code, relating to bulk transfers and bulk sales (the "Bulk Transfer Laws"), as in effect in any relevant jurisdiction to the extent applicable to the transactions contemplated by this Agreement. To induce the Buyer to waive compliance with such laws, the Sellers, in accordance with and subject to applicable limitations contained in
Section 11 herein, shall indemnify, defend and hold the Buyer harmless from any Loss or Losses arising out of or resulting from the failure of the Sellers to comply with any such laws or similar law which may be applicable, except such Losses resulting from the failure of the Buyer to pay or perform the Assumed Liabilities. Nothing contained herein shall waive the Sellers' right to cause compliance with Article 6 of the Bulk Transfer Laws in relevant jurisdictions, and the Buyer shall cooperate with executing related documents and instruments required for such compliance, provided, however, (a) such compliance shall not delay the Closing, and (b) the Buyer shall have the right, as a condition to proceeding with such compliance in a jurisdiction, to review the proposed compliance in such jurisdiction to determine if such compliance will have a material adverse effect upon the continued operations of the Subject Business; however, approval by the Buyer of compliance in an jurisdiction shall not be unreasonably withheld. Nothing contained herein shall waive the Sellers' right to obtain any tax clearance certificates if the Sellers so choose, provided, however, obtaining such tax clearance certificates shall not delay the Closing.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                                           BUYER:
                                           ------

                                           CARDIO ACQUISITION CORPORATION


                                           By:
                                                --------------------------------
                                                  Edward R. McMurphy, President

CHI:                                       HASTY:
----                                       ------

CH INDUSTRIES, INC.


By:
     ------------------------------        -------------------------------------
       John A. Carbona, President          CHARLES E. HASTY, Individually

                                    SELLERS:
                                    --------

CH ADMINISTRATION, INC.                    CH PRODUCTION, INC.



By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

CH MEDICAL, INC.,                          CARDIO SYSTEMS OPERATIONS, INC.
d/b/a CARDIO SYSTEMS


By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

[Signature page continued]

CARDIO SYSTEMS -                           CARDIO SYSTEMS -
SACRAMENTO, INC.                           OKLAHOMA CITY, INC.

By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

CARDIO SYSTEMS -                           CARDIO SYSTEMS -
MEMPHIS, INC.                              CHATTANOOGA, INC.


By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

CARDIO SYSTEMS - ATLANTA, INC.             CARDIO SYSTEMS PARTNERS, INC.


By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

CARDIO SYSTEMS MANUFACTURING,              CARDIO SYSTEMS OF TEXAS -
INC., f/k/a HUMANETICS, INC.               AUSTIN, INC.


By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

CARDIO SYSTEMS OF TEXAS -                  CARDIO SYSTEMS
DALLAS, INC.                               INTERNATIONAL, INC.


By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

CARDIO SYSTEMS - TAMPA, INC.               CARDIO SYSTEMS - FT. MYERS, INC.


By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

CARDIO SYSTEMS - MIAMI, INC.               CARDIO SYSTEMS SALES, INC.


By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

[Signature page continued]

SPECIAL CARE DELIVERY, INC.                CARDIO SYSTEMS AUSTIN, LTD.


By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

CARDIO SYSTEMS DALLAS, LTD.                SCD INDUSTRIES, INC.


By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

CARDIO SYSTEMS - KANSAS CITY, INC.         CARDIO SYSTEMS - CHICAGO, INC.


By:                                        By:
     ------------------------------             --------------------------------
       John A. Carbona, President                 John A. Carbona, President

CARDIO SYSTEMS NORTH AMERICA
DEALER CORPORATION, INC.


By:
     ------------------------------
       John A. Carbona, President

                                    TABLE I
                                   AFFILIATES



Cardio Systems - Sacramento, Inc.

Cardio Systems - Oklahoma City, Inc.

Cardio Systems - Memphis, Inc.

Cardio Systems - Chattanooga, Inc.

Cardio Systems - Atlanta, Inc.

Cardio Systems Partners, Inc. (Delaware)

Cardio Systems Manufacturing, Inc. f/k/a Humanetics, Inc.

Cardio Systems of Texas - Austin, Inc.

Cardio Systems of Texas - Dallas, Inc.

Cardio Systems International, Inc.

Cardio Systems - Tampa, Inc.

Cardio Systems - Ft. Myers, Inc.

Cardio Systems - Miami, Inc.

Cardio Systems Sales, Inc.

Special Care Delivery, Inc.

Cardio Systems Austin, Ltd.

Cardio Systems Dallas, Ltd.

Cardio Systems North America Dealer Corporation, Inc.

SCD Industries, Inc.

Cardio Systems - Kansas City, Inc.

Cardio Systems - Chicago, Inc.

Cardio Systems Operations, Inc.